AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON _______, 1998
                                                       REGISTRATION NO. ________


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  ------------

                                DIGITAL LAVA INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

                                  ------------

     Delaware                         7371                    95-4584080
  (State or Other               (Primary Standard               (I.R.S.
  Jurisdiction of           Industrial Classification    Employer identification
 Incorporation Or                 Code Number)                    No.)
   Organization)

10850 Wilshire Boulevard, Suite 1260       10850 Wilshire Boulevard, Suite 1260
        Los Angeles, CA 90024                      Los Angeles, CA 90024
           (310) 470-1149                     (Address of Principal Place or
    (Address and Telephone Number                Intended Principal Place
   of Principal Executive Offices)                     of Business)

                                  ------------

                              Joshua D.J. Sharfman
                             Chief Executive Officer
                                Digital Lava Inc.
                      10850 Wilshire Boulevard, Suite 1260
                          Los Angeles, California 90024
                                 (310) 470-1149
           (Name, Address, And Telephone Number Of Agent For Service)

                                   COPIES TO:

         Jeffrey D. Abbey, Esq.                   Lawrence B. Fisher, Esq.
Ehrenreich Eilenberg Krause & Zivian LLP     Orrick, Herrington & Sutcliffe LLP
           11 East 44th Street                       30 Rockefeller Plaza
        New York, New York 10017                  New York, New York 10112
             (212) 986-9700                            (212) 506-5000

                                  ------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: [ ]

                         Calculation of Registration Fee

==========================================================================================================
Title of each Class                    Amount        Propose Maximum    Proposed Maximum       Amount of
of Securities to                        to be         Offering Price   Aggregate Offering     Registration
be Registered(1)                     Registered         Per Unit(2)         Price(2)              Fee
==========================================================================================================
Common Stock, par value
 $.0001 per share
 ("Common Stock") (3) ..........     2,760,000        $       7.50        $20,700,000        $     5,755
Redeemable Common Stock
 Purchase Warrants
 ("Redeemable Warrants")(4) ....     1,380,000        $       0.10        $   138,000        $        39
Common Stock issuable
 upon exercise of
 Redeemable Warrants(5) ........     1,380,000        $       9.00        $12,420,000        $     3,453
Representative's
 Warrants(6) ...................       240,000        $      .0001        $        24                 --
Common Stock issuable
 upon exercise of
 Representative's
 Warrants(6) ...................       240,000        $       9.00        $ 2,160,000        $       601
Redeemable Warrants issuable
 upon exercise of
 Representative's
 Warrants(6) ...................       120,000        $       0.10        $    12,000        $         4
Common Stock issuable upon
 exercise of Redeemable Warrants
 issuable upon exercise of
 Representative's
 Warrants(6) ...................       120,000        $       9.00        $ 1,080,000        $       301
Common Stock(7) ................       822,103        $       7.50        $ 6,165,773        $     1,714
----------------------------------------------------------------------------------------------------------
Total ..........................                                          $42,675,797        $    11,867
==========================================================================================================

(1) Pursuant to Rule 416, there are also being registered such additional securities as may become issuable pursuant to the anti-dilution pr ovisions of the Redeemable Warrants, the Representative's Warrants and the Redeemable Warrants underlying the Representative's Warrants.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act of 1933, as amended.

(3) Includes 360,000 shares of Common Stock that the Underwriters have the option to purchase to cover over-allotments, if any.

(4) Includes 180,000 Redeemable Warrants that the Underwriters have the option to purchase to cover over-allotments, if any.

(5) Includes 180,000 shares of Common Stock issuable upon exercise of Redeemable Warrants that the Underwriters have the option to purchase to cover over-allotments, if any.

(6) In connection with the Registrant's sale of the securities offered hereby, the Registrant is granting to the Representative of the several Underwriters warrants to purchase 240,000 Shares of Common Stock and 120,000 Redeemable Warrants.

(7)  Consists of currently outstanding shares held by Selling Stockholders.

                                  ------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 (A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE AMENDED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE RELATED REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OR ANY APPLICABLE STATE SECURITIES COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE IN WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 23, 1998

PROSPECTUS
                                                                            LOGO

                                DIGITAL LAVA INC.

                                 1,200,000 UNITS
                     (EACH UNIT CONSISTING OF TWO SHARES OF
                    COMMON STOCK AND ONE REDEEMABLE WARRANT)

     This is an initial public offering of 1,200,000 units, each unit consisting of two shares of common stock and one redeemable common stock purchase warrant, of Digital Lava Inc. The shares of common stock and the redeemable warrants comprising the units will be separately tradeable immediately following the completion of this offering. Each warrant entitles the holder to purchase, at any time over a four-year period commencing 12 months after the date of this Prospectus, one share of Common Stock at a price per share of $___ [120% of the initial public offering price per share of the Common Stock]. The warrant exercise price is subject to adjustment under certain circumstances. Commencing ________, 1999 [18 months after the date of this Prospectus], the warrants will be subject to redemption by the Company, in whole but not in part, at $.10 per warrant on 30 days' prior written notice, provided that the average closing sale price of the Common Stock as reported on the American Stock Exchange equals or exceeds $___ per share [150% of the initial public offering price per share of the Common Stock] for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of notice of redemption.

     There is currently no public market for the units, the common stock or the redeemable warrants. Digital Lava anticipates that the initial public offering price per unit will be $15.10. It is anticipated that the common stock and the warrants will be listed on the American Stock Exchange under the symbols "LV" and "LVW," respectively.

     This prospectus also relates to the sale of shares of common stock held by certain selling stockholders identified in this prospectus. Such shares may not be sold for a period of nine months from the effective date of this prospectus without the prior written consent of Security Capital Trading, Inc. Digital Lava will not receive any proceeds from the sale of such shares.

     Investing in the common stock and warrants involves certain risks. You should purchase these securities only if you can afford a complete loss. See "Risk Factors" beginning on page 8.

                                                     Per share            Total
                                                     ---------            -----

Public Offering Price..........................        $                $
Underwriting Discounts and Commissions.........        $                $
Proceeds to the Company........................        $                $
Proceeds to Selling Stockholders...............        $                $

     Neither the Securities and Exchange Commission nor any State securities commission has approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                         SECURITY CAPITAL TRADING, INC.

                The date of this Prospectus is ___________, 1998.

[Inside Front Cover Page]

[Top of the Page: VideoVisor ... desktop video that works. A solution for distance learning, corporate training and communications applications."]


[Center: Picture of VideoVisor screen, including picture of speaker, a chart of the broadbrand methods of connecting FDDI networks and captions pointing to the individual components of the network.]


[Bottom of the Page: Awards received by Digital Lava for its products and a slogan, "Digital Lava ... we're changing the way the world views video"]

                                TABLE OF CONTENTS



Prospectus Summary...........................................................  4
Risk Factors.................................................................  8
Use of Proceeds.............................................................. 16
Dividend Policy.............................................................. 17
Capitalization............................................................... 18
Dilution..................................................................... 19
Selected Financial Data...................................................... 20
Management's Discussion and Analysis of
     Financial Condition and Results of
     Operations.............................................................. 21
Business..................................................................... 27
Management................................................................... 37
Certain Transactions......................................................... 40
Principal Stockholders....................................................... 42
Selling Stockholders......................................................... 44
Description of Securities.................................................... 46
Shares Eligible for Future Sale.............................................. 49
Underwriting................................................................. 50
Legal Matters................................................................ 53
Experts...................................................................... 53
Additional Information....................................................... 53
Index to Financial Statements................................................F-1

                               PROSPECTUS SUMMARY

     You should read the entire Prospectus, including the "Risk Factors" section and the Financial Statements and the notes to the Financial Statements, carefully. The terms the "Company" and "Digital Lava" refers to us and our predecessor.

     Unless stated otherwise, all information in this Prospectus (i) assumes an initial public offering price of $7.50 per share; (ii) gives effect to a 1 for
9.01 reverse stock split to be effected immediately prior to the completion of this offering; (iii) gives effect to the conversion of all outstanding shares of Preferred Stock of the Company into shares of Common Stock, which will occur immediately prior to the completion of this offering; (iv) gives effect to the "Recapitalization," described in "Description of Securities" which will occur immediately prior to the completion of this offering; and (v) does not give effect to the (a) exercise of the representative's over-allotment option, (b) exercise of the warrants, (c) exercise of the Representative's warrants, including the exercise of the warrants underlying the Representative's warrants and (d) issuance of shares of common stock upon the exercise of warrants currently outstanding.

                                   THE COMPANY

     Digital Lava is a leading provider of video publishing software products and services for corporate training, communications, distance learning, research and other applications. Our video publishing technology provides companies, educational institutions and government agencies with a way to re-purpose, publish and deploy on-demand video content and information to desktop computer users. Our video publishing product line includes vPrism(TM) and VideoVisor(TM) software. vPrism allows users to organize and manage video content, link video to other types of files and publish video with all of the linked information as VideoCapsule(TM) files on CD-ROM or DVD, or stream the interactive video information over intranets or the Internet. VideoVisor is a desktop productivity tool that allows end-users to access VideoCapsule files and navigate, rearrange, annotate, subtitle text and transcripts, and view synchronized video, notes and links. Our VideoVisor software won the "Best New Streaming Product" award at the Desktop Video Communications (DVC) 1998 Spring Conference in Santa Clara, California and a "Networked Multimedia People's Choice Award" at the 1998 DVC Fall Conference in Boston. We also provide turnkey video encoding, publishing and web hosting services.

     We believe that the continuing emergence of rich multimedia capabilities, such as streaming audio and video on the Internet, presents a significant new market opportunity for software applications that enhance the effectiveness and productivity of professionals and consumers who rely on video information. We believe that as the Internet continues to evolve as a mass communications medium and as corporations, educational institutions and government agencies seek to eliminate the high cost and time requirements of travel through the increased use of video, an increasing amount of video content, including business, distance learning and consumer programs, will be delivered over the Internet. RealNetworks, Inc., one of our strategic partners and a leader in the streaming media market, has already registered over 35 million users of its RealPlayer Internet streaming software. We believe that our video publishing software technology is essential to this evolution because it provides a more compelling and productive user experience than broadcast television and videotape, allowing the Internet to effectively compete with such traditional video delivery methods.

     We have independent software vendor ("ISV") licensing, development, distribution and reseller relationships with a number of software industry leaders. We are an ISV for Microsoft Corporation's NetShow products and license Microsoft's Internet Explorer Administration Kit to integrate Microsoft's web browser into our products. RealNetworks, Inc. has developed custom software to integrate their

RealPlayer intranet and Internet software into VideoVisor, and the Company has a licensing and distribution agreement with RealNetworks to distribute the integrated, bundled products to end-user clients. We also convert MicroVideo Learning System, Inc.'s video training courseware to our proprietary format and resell the published content to our customers. In addition, we have a worldwide distribution agreement with FVC.COM (formally First Virtual Corporation), a leading manufacturer of high quality corporate and distance learning video solutions, under which FVC.COM distributes a distance learning solution, called the Virtual Classroom(TM), that bundles our vPrism and VideoVisor software. We also sell turnkey video hosting services to corporate and other customers pursuant to a Web hosting service agreement with VStream, Inc., and resell our products and services domestically and internationally through a number of systems integrators, video software resellers and training companies, including Roscor Corporation, AE Business Solutions, Producers Studio, IRM Training Pty. Ltd., VCS Technologies, Inc., WingsNet, Inc., StorNet, Inc. and DocuVideo Productions.

     Our customers include large corporations and business enterprises, such as Shell Chemicals Company, American General Life Insurance Company, Ardent Software, Inc., ASI Entertainment, Inc., Bellcore, Diedrich Coffee, Inc. and Rand Corporation. Our customers also include schools, universities and research institutions such as Northwestern University, Los Angeles Unified School District, The Smithsonian Institute, and Educational Testing Service.

     Our objective is to be the leading provider of video publishing software and services that enable the delivery of a broad range of interactive video-based content over the Internet, intranets and CD/DVD-ROM discs. To achieve this objective, we intend to further extend our technology leadership through continued product development and new product offerings, building brand recognition and our marketing and sales efforts, pursuing strategic relationships, enhancing and expanding internal operations and expanding internationally.

     We were formed as a limited liability company in July 1995 and merged into a Delaware corporation in November 1996. Our address is 10850 Wilshire Boulevard, Suite 1260, Los Angeles, California 90024, and our telephone number is (310) 470-1149. Our Web site can be accessed at www.digitallava.com. Information contained on our Web site is not part of this Prospectus.

     VideoVisor(TM), vPrism(TM), VideoCapsule(TM), ClipList(TM), TempoLink(TM), Digital Lava Inc.(TM), Changing the way the world views video(TM), the Digital Lava logo(TM), the Powered by Digital Lava logo(TM), the VideoVisor logo(TM), the vPrism logo(TM), Powered by Digital Lava(TM), VideoPlayList(TM), VideoVisor Server(TM), VideoVisor Professional(TM), VideoVisor Web(TM), VideoVisor Web Publisher(TM) and VideoVisor iView(TM) are unregistered trademarks, service marks and trade names of the Company. This Prospectus also includes trademarks, service marks and trade names other than those identified in this paragraph, all of which are the property of their respective holders.

                                  THE OFFERING

Securities Offered ..................   1,200,000 Units, consisting of two
                                        shares of Common Stock (the "Common
                                        Stock") and one Redeemable Common Stock
                                        Purchase Warrant (the "Warrants"). The
                                        Common Stock and the Warrants will be
                                        separately tradeable immediately
                                        following the completion of this
                                        offering.

Terms of Warrants ...................   Each Warrant entitles the holder to
                                        purchase, at any
                                        time over a four year period commencing
                                        12 months after the date of this
                                        Prospectus, one share of Common Stock at a price per share of $ _____ [120% of the initial public offering price per share]. The Warrant exercise price is subject to adjustment under certain circumstances. Commencing ________, 1999
                                        [18 months after the date of this
                                        Prospectus], the Warrants will be
                                        subject to redemption by us, in whole
                                        but not in part, at $.10 per Warrant on
                                        30 days' prior written notice, provided
                                        that the average closing sale price of
                                        the Common Stock as reported on the Amex equals or exceeds $___ per share [150% of the initial public offering price of the Common Stock] for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of notice of redemption. See "Description of
                                        Securities."

Common Stock Outstanding
  Before the Offering(1)(2) .........   1,953,758 shares

Common Stock Outstanding
 After the Offering(1)...............   4,353,758 shares

Warrants Outstanding
 After the Offering..................   1,200,000 Warrants

Use of Proceeds .....................   Product development, sales and
                                        marketing, repayment of indebtedness,
                                        facilities and other capital
                                        expenditures, expansion of internal
                                        operations and working capital and
                                        general corporate purposes. See "Use of
                                        Proceeds."

Proposed Amex Symbols ...............   Common Stock  LV
                                        Warrants  LVW

Risk Factors ........................   For a discussion of certain risks you
                                        should consider before investing in the
                                        Company's securities, see "Risk
                                        Factors."

----------
(1) Does not include: (i) 140,473 shares of Common Stock reserved for issuance upon the exercise of options outstanding upon completion of this offering under the Company's 1996 Incentive and NonQualified Stock Option Plan (the "Plan"); (ii) 109,527 shares of Common Stock reserved for issuance upon the exercise of options that may be granted under the Plan; and (iii) 407,075 shares of Common Stock reserved for issuance upon the exercise of warrants currently outstanding. See "Description of Securities."

(2)  Gives effect to the Recapitalization.

                          SUMMARY FINANCIAL INFORMATION


                                                                        Year Ended                          Six Months Ended
                                                               ------------------------------        ------------------------------
                                                               December 31,       December 31,         June 30,          June 30,
                                                                   1996               1997               1997               1998
                                                               -----------        -----------        -----------        -----------
Statement of Operations Data:
Revenues ...............................................       $        --        $   564,572        $   286,008        $   391,897
Cost of revenues .......................................                --            122,976             90,135             91,867
                                                               -----------        -----------        -----------        -----------
Gross profit ...........................................                --            441,596            195,873            300,030
                                                               -----------        -----------        -----------        -----------
Operating costs and expenses:
    Selling, general and administrative ................         1,522,757          3,316,961          1,649,082          2,003,064
    Research and development ...........................           421,087            445,162            216,976            267,514
                                                               -----------        -----------        -----------        -----------
      Total operating costs and expenses ...............         1,943,844          3,762,123          1,866,058          2,270,578
                                                               -----------        -----------        -----------        -----------
Loss from operations ...................................        (1,943,844)        (3,320,527)        (1,670,185)         1,970,548
Interest expense .......................................           450,563            924,842            527,534            809,465
Net loss ...............................................       $(2,384,657)       $(4,245,369)       $(2,197,719)       $(2,780,013)
                                                               ===========        ===========        ===========        ===========
Basic and diluted loss per share (1) ...................       $    (91.69)       $    (30.70)       $    (16.55)            (18.53)
                                                               ===========        ===========        ===========        ===========
Weighted average common shares used in
    basic and diluted loss per share (1) ...............            26,008            138,305            132,755            150,051
                                                               ===========        ===========        ===========        ===========

                                                                                                    June 30, 1998
                                                                                  --------------------------------------------------
                                                                                                                          Pro Forma
                                                                                                                         As Adjusted
Balance Sheet Data:                                                                  Actual         Pro Forma (2)          (2) (3)
                                                                                  -----------       -------------       -----------
Cash and cash equivalents...................................................      $    44,187        $    44,187        $11,537,417
Working capital (deficit)...................................................       (5,775,855)        (4,246,672)        10,870,017
Total assets................................................................          927,442            927,442         12,420,672
Total liabilities...........................................................        6,595,833          5,066,650          1,443,191
Total stockholders' deficit.................................................       (5,668,391)        (4,139,208)        10,977,481

-----------------

(1) For information concerning the computation of net loss per share, see Note 2 of Notes to Financial Statements.

(2) Gives effect to the following Recapitalization: (i) conversion of the Series A, B, B-1 and C Convertible Preferred stock; (ii) the recording of a dividend to the holders of the Series B and C Convertible Preferred Stock due to a change in conversion ratios; (iii) the return and cancellation of shares of Common Stock and Series A Preferred Stock held by certain officers of the Company; (iv) the conversion of certain notes payable, accrued interest thereon and warrants issued in connection with the notes into Common Stock and the recording of an extraordinary loss on the extinguishment of debt based upon the difference in the fair value of (a) the notes, accrued interest and warrants converted and (b) the Common Stock issued in exchange; and (v) the conversion of certain warrants exercisable for shares of Common Stock into Common Stock. See "Description of Securities -- Recapitalization."

(3) As adjusted to give effect to (i) the sale of Common Stock and Warrants offered hereby at an initial public offering price of $7.50 per share of Common Stock and $.10 per Warrant, (ii) the repayment of outstanding notes payable in the aggregate principal amount of $3,359,750 and accrued interest and fees in the amount of $411,420 at June 30, 1998, and (iii) the recognition of the unamortized portion of the debt discount associated with the notes payable as an expense. See "Use of Proceeds."

                                  RISK FACTORS

     You should carefully consider the following factors and other information in this Prospectus before deciding to invest in shares of Common Stock and Warrants. This Prospectus contains forward-looking statements that involve risks and uncertainties. Such statements can be identified by the use of words such as "may," "will," "expect," "anticipate," "estimate," "continue," or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other "forward-looking" information. When considering such statements, you should keep in mind the risk factors described below and other cautionary statements in this Prospectus. The risk factors described below and other factors noted throughout this Prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

     Limited Operating History; Accumulated Deficit; Anticipated Future Losses; Ability to Continue as a Going Concern. We were originally formed as a limited liability company in July 1995 and were merged into a corporation in November 1996. We did not recognize any revenue until 1997. Therefore, we have only a limited operating history upon which you may judge our performance and prospects. We have incurred significant losses since inception and we expect to continue to incur substantial operating losses for the foreseeable future. As of June 30, 1998, we had an accumulated deficit of $9,748,311. To become profitable, we must, among other things, establish widespread market acceptance of our existing products, successfully develop and deliver new products and services, respond quickly and effectively to competitive, market and technological developments, expand sales and marketing operations, broaden customer support capabilities, control expenses and continue to attract and retain qualified personnel. We may not become profitable in the future. Our independent accountants have included an explanatory paragraph stating that our financial statements have been prepared assuming that we will continue as a going concern and that we have suffered recurring losses from operations and have a working capital deficiency which cause substantial doubt as to our ability to do so. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Financial Statements and Notes thereto."

     Unpredictability of Future Revenues; Potential Fluctuation in Quarterly Operating Results. As a result of our limited operating history and the emerging nature of the markets in which we compete, we may not be able to achieve anticipated revenues. We expect to experience significant fluctuations in our future quarterly operating results due to a variety of factors, many of which are outside our control, including:

     -    demand for products and services;

     -    market acceptance of our new products and services;

     -    price reductions or changes in pricing;

     -    mix of products and services;

     -    mix of distribution channels;

     -    mix of international and North American revenues;

     -    costs of litigation and intellectual property protection;

     -    competitive factors;

     -    growth in the use of the Internet;

     -    technical difficulties with respect to the use of our products; and

     - general economic conditions and economic conditions specifically related to the Internet.

We believe that our quarterly revenues, expenses and operating results could vary significantly in the future, and that you should not rely upon period-to-period comparisons as indications of future performance.

     Product Development; Rapid Technological Change. The markets for our products are characterized by evolving industry standards, changing technologies and frequent new product introductions and enhancements. Our future success will depend in part on our ability to enhance our existing products and to develop and introduce new products and features that meet changing customer requirements and emerging industry standards. We may not successfully complete the development or introduction of products on a timely basis, if at all. In addition, our current or future products may not achieve market acceptance. Products or technologies developed by others may render our products or technologies noncompetitive or obsolete. Any failure by us to anticipate or respond adequately to changing technologies, or any significant delays in product development or introduction, could cause customers to delay or decide against purchases of our products and would have a material adverse effect on our business.

     Risk of Product Defects and Product Liability. Software products as complex as those offered by us often contain undetected errors or failures when first introduced or as new versions are released. In addition, to the extent that we may have to develop new products that operate in new environments, such as the Internet, the possibility for program errors and failures may increase due to factors such as the use of new technologies or the need for more rapid product development that is characteristic of the Internet market. Despite pre-release testing by us and by current and potential customers, there still may be errors in new products, even after commencement of commercial shipments. The occurrence of such errors could result in delay, or failure to achieve, market acceptance of our products, which could have a material adverse effect on our business. In addition, because our products are used in business-critical applications, any errors or failures in such products may give rise to substantial product liability claims, which also could have a material adverse effect on our business.

     Customer Concentration. In the past, we derived a majority of our revenues in each period from one customer. For the six months ended June 30, 1998, one customer accounted for approximately 50.5% of revenues. For the six months ended June 30 1997, a separate customer accounted for 81.9% of revenues. Although the volume of sales for our customers varies from year-to-year, the loss of a major customer could have a material adverse effect on our business.

     Competition. The markets for our products and services are relatively new, constantly evolving and intensely competitive. Barriers to entry are low and we expect that competition will intensify in the future. Many of our current and potential competitors have longer operating histories, greater name recognition and significantly greater financial, technical and marketing resources. As a result, our competitors may be able to develop products comparable or superior to ours or adapt more quickly to new technologies or evolving customer requirements. In addition, we may, as a strategic response to changes in the competitive environment, implement pricing, licensing, service or marketing changes designed to extend our current brand and technology franchise. Continued price concessions or the emergence of other pricing or distribution strategies by competitors may have a material adverse effect on our business, financial condition and results of operations.

     Possible Need for Additional Financing. We anticipate that the net proceeds from this offering and cash provided by operations will allow us to meet our cash requirements for at least 12 months following the date of this Prospectus. This expectation is based on our current operating plan which can change as a result of many factors, and we may require additional funding sooner than anticipated. In addition, unplanned acquisition and development opportunities and other contingencies may arise, which also could require additional capital. Sources of funds may include the issuance of common or preferred stock sold in a public offering or in private placements, or the issuance of debt or bank financing. If additional capital is raised through the sale of equity or convertible debt securities, our stockholders may be diluted. We may not be able to obtain capital on a timely basis, on favorable terms, or at all. If we are unable to obtain such financing, or generate funds from operations sufficient to meet our needs, we would be materially adversely affected. See "Use of Proceeds."

     Risks Associated with Interim Financing. We are currently planning on raising up to $500,000 of capital through the issuance of promissory notes and warrants to help us meet our cash requirements until we receive the net proceeds from this offering. We anticipate that such notes would be paid at the closing of this offering and that we will issue warrants to purchase an aggregate of 250,000 shares of Common Stock, assuming $500,000 is raised, at 130% of the initial public offering price per share. We may not be able to obtain such capital on a timely basis, on favorable terms, or at all. If we are unable to obtain such capital, or generate funds from operations sufficient to meet our needs, our business could be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Repayment of Indebtedness. We have allocated approximately 25.5% of the net proceeds of this offering for repayment of certain promissory notes issued in private placements which are currently outstanding in the aggregate principal amount of $3,359,750. An aggregate principal amount of $1,719,500 of such notes matured on or before August 1, 1998, and, therefore, we are currently in default on the repayment of such notes. Holders of an aggregate principal amount of $1,519,500 of such notes have agreed to waive such default and extend the maturity date of such notes to the earlier of December 31, 1998 or the consummation of this offering. The holders of the remaining $200,000 aggregate principal amount of such notes have not agreed to waive default or extend the maturity date of their notes, and, therefore, we remain in default on such notes. In addition, an aggregate of an additional $1,750,000 of the notes we are repaying with proceeds of this offering are due on November 20, 1998. If this offering is not completed by November 20, 1998, and we have not reached an agreement to extend the term of such notes with each of the holders, then we will be in default on such notes and the holders may foreclose on our assets. In such event, it is unlikely that we will be able to complete this offering. See "Use of Proceeds" and "Description of Securities -- Recapitalization."

     Uncertain Protection of Intellectual Property; Risks Associated With Licensed Third-Party Technology. Our success depends in part on our ability to protect our proprietary software and other intellectual property. To protect our proprietary rights, we generally rely on patent, copyright, trademark and trade secret laws, confidentiality agreements with employees and third parties, and license agreements with consultants, vendors and customers, although we have not signed such agreements in every case. Despite such protections, a third party could copy or otherwise obtain and use our products or technology, or develop similar technology independently.

     We currently have one patent pending in the United States relating to our product architecture and technology. The pending patent application may not be granted, or, if granted, may not provide us with any competitive advantage. Many of our current and potential competitors dedicate substantially greater resources to protection and enforcement of intellectual property rights, especially patents. If a patent has been issued or is issued in the future that would cover our product, we would need to either obtain a license or design around the patent. We may not be able to obtain such a license on acceptable terms, if at all, nor design around the patent.

     To license many of our products, we rely in part on "shrinkwrap" and "clickwrap" licenses that are not signed by the end user and, therefore, may be unenforceable under the laws of certain jurisdictions. As with other software products, our products are susceptible to unauthorized copying and uses that may go undetected, and policing such unauthorized use is difficult. In general, our efforts to protect our intellectual property rights through patent, copyright, trademark and trade secret laws may not be effective to prevent misappropriation of our technology, or to prevent the development and design by others of products or technologies similar to or competitive with ours.

     We also rely on certain technology that we license from third parties, including software that is integrated with internally developed software and used in our products, to perform key functions. In the future, such third-party technology licenses may not be available to us on commercially reasonable terms. The loss of any of these technologies could have a material adverse effect on our business, financial condition and results of operations.

     We attempt to avoid infringing known proprietary rights of third parties in our product development efforts. However, we have not conducted and do not conduct comprehensive patent searches to determine whether the technology used in our products infringes patents held by third parties. In addition, it is difficult to proceed with certainty in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. If we were to discover that our products violate third-party proprietary rights, we may not be able to obtain licenses to continue offering such products without substantial reengineering or that any effort to undertake such reengineering would be successful, that any such licenses would be available on commercially reasonable terms, if at all, or that litigation could be avoided or settled without substantial expense and damage awards. Any claims relating to the infringement of third-party proprietary rights, even if not meritorious, could result in the expenditure of significant financial and managerial resources and could result in injunctions preventing us from distributing certain products. Such claims could materially adversely affect our business, financial condition and results of operations.

     Developing Market. The markets for our products and services are in the early stages of development and are evolving rapidly, with continuing new developments in technology, product distribution methods, and marketing and licensing relationships. The development of a market for our products also depends on increased use of the Internet and intranets for information, publication, distribution and commerce relating to video and multimedia. Critical issues concerning use of the Internet and intranets (including security, reliability, cost, ease of use and quality of service) remain unresolved and may affect the growth of and the degree to which business is conducted over the Internet and intranets. If the market for our products and services fails to grow, develops more slowly than expected or becomes saturated with competing products or services, our business will be materially adversely affected.

     Dependence on Key Personnel. We are dependent on the continued employment and performance of our executive officers and key employees, particularly Joshua Sharfman, Chief Executive Officer (and President, upon completion of this offering), and Thomas Stigler, Vice President of Sales and Business Strategy. We have entered into employment agreements with Messrs. Sharfman and Stigler which commence on the closing of this offering. We do not maintain any key man life insurance. The loss of the services any of our executive officers or key employees could have a material adverse effect on our business. See "Management."

     Management of Growth. Our rapid growth has placed, and is expected to continue to place, a significant strain on our managerial, technical, operational and financial resources. To manage our expected growth, we will have to implement and improve our operational and financial systems and train and manage our growing employee base. We will also need to maintain and expand our relationships with customers, marketing partners, licensees, licensors, and other third parties. Our current and planned personnel, financial and operating procedures and controls may not be adequate to support our future operations. If we are unable to manage our growth effectively, our business will be materially adversely affected.

     Risks Associated with International Expansion. A component of our strategy is to expand internationally by opening international sales offices and developing international distribution and sales networks. We may be unable to successfully market, sell and deliver our products internationally. In addition, we will be subject to the risks of doing business abroad, including political or economic instability in a region, changes in diplomatic and trade relationships, tariffs and other barriers and restrictions, restrictions on the transfer of funds, currency fluctuations, potentially adverse tax consequences and the burdens of complying with foreign laws and regulations. Such factors could materially adversely affect our business in the future.

     Year 2000 Compliance. The "year 2000 problem" is pervasive and complex as virtually all computer operations will be affected in some way. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or fail. We have not completed our assessment of the potential impact of year 2000 on our systems, nor are we certain that all of our vendors, suppliers and customers are year 2000 compliant. Any year 2000 compliance problem affecting us or our customers could have a material adverse effect on our business.

     Sales and Other Taxes. We currently do not collect sales or similar taxes with respect to the sale of products, license of technology, or provision of services in states and countries other than states in which we have offices. However, one or more states or foreign countries may seek to impose sales or other tax obligations on companies that engage in online commerce within their jurisdictions. A successful assertion by one or more states or any foreign country that we should collect sales or other taxes on the sale of products, license of technology, or provision of services, or remit payment of sales or other taxes for prior periods, could have a material adverse effect on our business.

     Control by Management. After completion of this offering, our executive officers and directors will beneficially own approximately 22.5% (20.8% if the Underwriters' over-allotment is exercised in full) of our outstanding shares. As a result, these executive officers and directors may continue to be able to control the outcome of matters requiring a stockholder vote, including the election of the members of the Board of Directors. This control could adversely affect the market price of the shares of Common Stock or delay or prevent a change in control of Digital Lava. See "Principal Stockholders."

     Broad Discretion Over Use of Proceeds. We intend to use approximately $3,891,000, or 25.5%, of the net proceeds of the offering to repay outstanding indebtedness, including accrued interest and fees, and the balance for the other purposes described under "Use of Proceeds." Although our current estimate as to the amount of such net proceeds that will be used for each such other purpose is set forth under "Use of Proceeds," we reserve the right to change the amount of such net proceeds that will be used for any purpose to the extent that management determines that such change is advisable. Accordingly, management will have broad discretion as to the application of the net proceeds of the offering. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Governmental Regulation and Legal Uncertainty. We are not currently directly regulated by any governmental agency, other than laws and regulations generally applicable to businesses, although certain United States export controls and import controls of other countries, including controls on the use of encryption technologies, may apply to our products. Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted in the United States and abroad relating to the Internet. In addition, the applicability to the Internet of the existing laws governing issues such as property ownership, content, taxation, defamation and personal privacy is uncertain. Any such export or import restrictions, new legislation or regulation or governmental enforcement of existing regulations may limit the growth of the Internet, increase our cost of doing business, restrict our business or increase our legal exposure, which could have a material adverse effect on our business.

     Liability for Internet Content. Because content from our Web site is distributed to others, we may be subjected to claims of negligence, copyright, patent or trademark infringement, defamation, indecency and other claims. Such claims have been brought, sometimes successfully, against Internet content distributors. In addition, we could be subjected to claims based upon the content that is accessible from our Web site through links to other Web sites. Although we maintain general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our business.

     Lack of Experience of Representative. Security Capital Trading Inc., the Representative, commenced operations in June 1995. The Representative has co-managed and participated as an underwriter in only two previous public offerings of securities. No assurances can be given that Security Capital will be able to participate as a market maker of the Common Stock or Warrants or that any broker-dealer will become a market maker for the Common Stock or Warrants. See "Underwriting."

     Shares Eligible for Future Sale. 3,222,103 of the 4,353,758 shares of Common Stock (assuming no exercise of outstanding options or warrants) and 1,200,000 Warrants to be outstanding upon completion of this offering (3,582,103 shares of Common Stock and 1,380,000 Warrants if the Over-Allotment Option is exercised in full) will be immediately freely tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for any securities purchased by an "affiliate" of the Company (as that term is defined in the Securities Act), which will be subject to the resale limitations of Rule 144 under the Securities Act.

     The remaining 1,131,655 of the shares of Common Stock to be outstanding upon the completion of the offering will be "restricted securities" as defined in Rule 144. All of such restricted shares will have been held for more than one year as of the date of this Prospectus and, therefore, all of such shares will be eligible for public sale beginning 90 days after the date of this Prospectus in accordance with the requirements of Rule 144, subject to the lock-up agreements described below.

     Holders of warrants to purchase an aggregate of 393,756 shares of Common Stock have certain registration rights with regard to the resale of the shares issuable upon exercise of such warrants. Additionally, holders of options to purchase an aggregate of 178,978 shares of Common Stock from certain of our founders have certain registration rights with regard to the resale of the shares underlying such options. Following the completion of this offering, such holders could require the Company to register for resale the shares issuable upon exercise of such warrants and the shares underlying such options and such shares would then be freely tradeable, subject to the lock-up agreements described below.

     Each of our officers and directors, all other holders of shares of Common Stock, and all holders of options and warrants to acquire shares of Common Stock have agreed not to, directly or indirectly, offer, sell, transfer, pledge, assign, hypothecate or otherwise encumber or dispose of any of our securities, whether or not presently owned, for a period of 12 months (nine months, in the case of the Selling Stockholders) after the date of this Prospectus, without our prior written consent and the prior written consent of the Representative. See "Shares Eligible for Future Sale."

     Potential Adverse Effect of Representative's Warrants. At the consummation of the offering, we will sell to the Representative and/or its designees, for nominal consideration, warrants (the "Representative's Warrants") to purchase up to 240,000 shares of Common Stock and/or 120,000 Warrants. The holders of the Representative's Warrants will have, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock and/or Warrants without assuming the risk of ownership, with a resulting dilution in the interest of other security holders. As long as the Representative's Warrants remain unexercised, our ability to obtain additional capital might be adversely affected. Moreover, the Representative may be expected to exercise the Representative's Warrants at a time when we would, in all likelihood, be able to obtain any needed capital through a new offering of our securities on terms more favorable than those provided by the Representative's Warrants. See "Underwriting."

     Speculative Nature of the Warrants. The Warrants do not confer any rights of Common Stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of Common Stock at a fixed price for a limited period of time. The Warrants are subject to modification and the Warrant exercise price is subject to adjustment under certain circumstances. Following the completion of this offering, the market value of the Warrants will be uncertain and the market price of the Common Stock may never equal or exceed the exercise price of the Warrants and, consequently, it may never be profitable for holders of the Warrants to exercise the Warrants.

     Redemption of Warrants. Commencing _______________, 2000 [18 months after the date of this Prospectus], the Warrants will be subject to redemption at $0.10 per Warrant on thirty days' prior written notice to the warrantholders if the average closing sale price of the Common Stock as reported on the Amex equals or exceeds $___ per share [150% of the initial public offering price of the Common Stock] for any 20 trading days within a period of thirty (30) consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. If we decide to redeem the Warrants, holders of the Warrants will lose their rights to purchase shares of Common Stock issuable upon exercise of such Warrants unless the Warrants are exercised before they are redeemed. Upon receipt of a notice of redemption, holders would be required to:
(i) exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so; (ii) sell the Warrants at the current market price, if any, when they might otherwise wish to hold the Warrants; or (iii) accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of redemption. See "Description of Securities--Warrants."

     Restrictions on Resale of Shares Underlying the Warrants. The Warrants are not exercisable unless, at the time of the exercise, we have a current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants, and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the Warrants. Although we have agreed to use our best efforts to keep a registration statement covering the shares of Common Stock issuable upon the exercise of the Warrants effective for the term of the Warrants, if we fail to do so for any reason, the Warrants may be deprived of value.

     The Common Stock and Warrants are detachable and separately transferable immediately following completion of the offering. Purchasers may buy Warrants in the aftermarket or may move to jurisdictions in which the shares underlying the Warrants are not so registered or qualified during the period that the Warrants are exercisable. In that event, we would be unable to issue shares to those persons desiring to exercise their Warrants, and holders of Warrants would have no choice but to attempt to sell the Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised. See "Description of Securities."

     Possible Volatility of Stock Price. The securities markets have from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market prices of the common stock of many publicly traded software companies have in the past been, and can in the future be expected to be, especially volatile. Economic and other external factors, as well as period-to-period fluctuations in our financial results, may have a significant impact on the market prices of the Common Stock and the Warrants.

     Immediate and Substantial Dilution. The initial public offering price per share of Common Stock and Warrants is substantially higher than the net tangible book value per share of the outstanding Common Stock. Purchasers of Units will experience immediate and substantial dilution of $4.98 per share in net tangible book value per share, or approximately 66.4% of the assumed initial public offering price of $7.50 per Share. To the extent outstanding options and warrants to purchase shares of Common Stock are exercised or additional shares of Common Stock are issued in the future, there may be further dilution. See "Dilution."

     Dividend Policy. We do not anticipate paying any cash dividends in the foreseeable future and intend to retain earnings, if any, to develop, operate and expand our business. See "Dividend Policy."

     Anti-Takeover Considerations. Certain provisions of our Amended and Restated Certificate of Incorporation and Bylaws could make it more difficult for a third party to acquire control of the Company, even if a change in control would be beneficial to stockholders. Our Amended and Restated Certificate of Incorporation and Bylaws require advance notice of special stockholder meetings and permit the Board of Directors to issue up to 5,000,000 shares of Preferred Stock without stockholder approval. These provisions could also limit the price that investors may be willing to pay in the future for the Common Stock. See "Description of Securities."

                                 USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Securities offered hereby, after deduction of underwriting discounts and other estimated expenses relating to the offering, are estimated to be approximately $15,264,000 (or $17,628,660 if the Over-Allotment Option is exercised in full). The Company intends to use the net proceeds as follows:

                                                                        Percent
                                                            Net           of
                                                         Proceeds        Total
                                                       ------------     -------
Product development expenses(1) .....................   $ 3,000,000       19.6%
Sales and marketing expenditures(2) .................     5,000,000       32.8
Facilities and other capital expenditures(3) ........       400,000        2.6
Expansion of internal operations(4) .................       300,000        2.0
Repayment of certain indebtedness(5) ................     3,891,000       25.5
Working capital and general corporate purposes(6) ...     2,673,000       17.5
                                                        -----------      -----
        Total .......................................   $15,264,000        100%
                                                        ===========      =====
----------
(1) The Company intends to significantly increase its investment in product development activities associated with the development of new products, including new products to be used on the Internet, and the continued enhancement of the Company's existing products. The Company also expects to make expenditures for the licensing of technology, for the acquisition of additional software products, and for the hiring of additional, experienced, software engineers and development management.

(2) The Company intends to increase its sales and marketing efforts by increasing the size of its sales and marketing staff, increasing advertising and trade show related activities, expanding the level of technical support offered to its dealers and customers and opening sales offices in several locations.

(3) The Company intends to lease additional space for sales and administrative offices, and to invest in additional computers, networking systems, furniture, fixtures, leasehold improvements, and related equipment. See "Business--Facilities."

(4) The Company intends to expand internal operations, including further improvement of the Company's management information systems and the continued development of the Company's website.

(5) The Company intends to repay (i) an aggregate principal amount of $1,750,000 of promissory notes, due November 20, 1998, bearing interest at 12% per annum, and a 10% success fee due when paid and (ii) an aggregate principal amount of $1,609,750 of promissory notes, originally issued from March 1996 through July 1997, plus a 10% success fee and accrued interest on a portion of such notes. In addition, if the Company completes an anticipated interim financing of up to $500,000, the aggregate principal amount of the notes issued in connection with such financing, plus accrued interest, would be paid from the net proceeds at the closing of this offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Securities - Recapitalization."

(6) The Company intends to use approximately $580,000 of the net proceeds to pay consultants' fees and employee bonuses due upon completion of this offering.

     The foregoing represents the Company's best estimate of the allocation of the net proceeds of the offering, based upon the current status of its operations, its current plans and current economic conditions. Proceeds may be reapportioned among the categories listed above. The amount and timing of expenditures will vary depending upon a number of factors, including progress of the Company's operations, technical advances, terms of collaborative arrangements, and changes in competitive conditions. The Company also expects, when the opportunity arises, to acquire or invest in complementary businesses, products or technologies. The Company has no present understandings, commitments or agreements with respect to any material acquisition or investment.

     The Company currently anticipates that the net proceeds of this offering, along with cash provided by operations, will enable it to meet its operational and capital requirements for at least the 12 months following the date of this Prospectus. However, there can be no assurance that the net proceeds of this offering and cash provided by operations will satisfy the Company's requirements for any particular period of time. To the extent capital resources are insufficient to meet future capital requirements, the Company will have to raise additional funds to satisfy the Company's requirements. There can be no assurance that such funds will be available on favorable terms, or at all. See "Risk Factors--Possible Need for Additional Financing."

     Pending application of the net proceeds of the offering, the Company intends to invest such net proceeds in short-term, interest bearing securities, such as bank certificates of deposit, United States government obligations or money market instruments.

                                 DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its capital stock. The Company presently intends to reinvest earnings to fund the development and expansion of its business and, therefore, does not anticipate paying cash dividends on its Common Stock in the foreseeable future. The declaration of dividends in the future will be at the discretion of the Board of Directors and will depend upon the earnings, capital requirements and financial position of the Company, general economic conditions and other pertinent factors.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of June 30, 1998, (a) on an actual basis, (b) on a pro forma basis (see footnote 1 below) and (c) on a pro forma, as adjusted basis (see footnote 2 below). This table should be read in conjunction with the Company's Financial Statements and related notes thereto appearing elsewhere in this Prospectus.

                                                                                                     June 30, 1998
                                                                                     -----------------------------------------------
                                                                                                                         Pro Forma
                                                                                                       Pro Forma        As Adjusted
                                                                                        Actual            (1)             (1) (2)
                                                                                     ------------     ------------     ------------

                                                                                     -----------------------------------------------

Notes payable, net of debt discount                                                  $  4,501,629     $  3,305,789     $     93,750
                                                                                     ============     ============     ============

Stockholders' deficit:
   Convertible preferred stock, $.0001 par value; Series A, B, B-1 and C;
     5,000,000 shares authorized; 99,757 shares issued
     and outstanding, actual; none issued and outstanding,
     pro forma (liquidation preference of $1,626,965)                                           9               --               --
   Common stock, $.0001 par value; 35,000,000 shares
     authorized; 133,403  issued and outstanding, actual; 1,953,758 shares issued and outstanding, pro forma; 4,353,758 issued
     and outstanding, pro forma as adjusted (3)                                                13               --                0
   Additional paid-in capital                                                           4,079,898        9,672,586       24,936,746
   Accumulated deficit                                                                 (9,748,311)     (13,811,989)     (13,959,700)
                                                                                     ------------     ------------     ------------
     Total stockholders' deficit and total capitalization                            $ (5,668,391)    $ (4,139,403)    $ 10,977,046
                                                                                     ============     ============     ============


(1) Gives effect to the following Recapitalization: (i) conversion of the Series A, B, B-1 and C Convertible Preferred stock; (ii) the recording of a dividend to the holders of the Series B and C Convertible Preferred Stock due to a change in conversion ratios; (iii) the return and cancellation of shares of Common Stock and Series A Preferred Stock held by certain officers of the Company; (iv) the conversion of certain notes payable, accrued interest thereon and warrants issued in connection with the notes into Common Stock and the recording of an extraordinary loss on the extinguishment of debt based upon the difference in the fair value of (a) the notes, accrued interest and warrants converted and (b) the Common Stock issued in exchange; and (v) the conversion of certain warrants exercisable for shares of Common Stock into Common Stock. See "Description of Securities -- Recapitalization."

(2) As adjusted to give effect to (i) the sale of Common Stock and Warrants offered hereby at an assumed initial offering price of $7.50 per share of Common Stock and $.10 per Warrant, (ii) the repayment of outstanding notes payable in the aggregate principle amount of $3,359,750 and accrued interest and fees in the amount of $411,420 at June 30, 1998, and (iii) the recognition of the unamortized portion of the debt discount associated with the notes payable as an expense. See "Use of Proceeds."

(3) Does not include: (i) 140,473 shares of Common Stock reserved for issuance upon the exercise of options granted under the Plan immediately prior to the consummation of this Offering; (ii) 109,527 shares of Common Stock reserved for issuance upon the exercise of options that may be granted under the Plan; and (iii) 407,075 shares of Common Stock reserved for issuance upon the exercise of warrants outstanding immediately prior to the consummation of this Offering. See "Management 1996 Incentive and Non-Qualified Stock Option Plan" and "Description of Securities."

                                    DILUTION

     As of June 30, 1998, the pro forma net tangible book value (deficit) of the Company was $(4,139,208), or approximately $(2.12) per share of Common Stock. Pro forma net tangible book value (deficit) per share represents the amount of total tangible assets less total liabilities divided by the number of shares of Common Stock issued and outstanding, after giving effect to the Recapitalization, including (i) the recording of an extraordinary loss on the extinguishment of debt based upon the difference in the fair value of (a) the notes, accrued interest and warrants converted and (b) the Common Stock issued in exchange and (ii) the recording of a dividend to the holders of the Series B and C Convertible Preferred Stock due to the change in the conversion ratios. See "Description of Securities." After giving effect to (i) the sale of the Common Stock and Warrants offered hereby (after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company), (ii) the repayment of outstanding notes payable in the principal amount of $3,359,750 and accrued interest and fees in the amount of $411,420 at June 30, 1998 and
(iii) the recognition of the unamortized portion of the debt discount associated with the notes payable as an expense, the pro forma, as adjusted, net tangible book value of the Company at June 30, 1998 would have been $10,977,483, or approximately $2.52 per share of Common Stock. This represents an immediate increase in net tangible book value of $4.64 per share of Common Stock to existing stockholders and an immediate dilution in net tangible book value of $4.98 per share of Common Stock to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price
  per share of Common Stock .................................              $7.50
Pro forma net tangible book value(deficit)
  prior to the offering .....................................     $(2.12)
Increase per share attributable to the offering .............       4.64
                                                                  -----
Pro forma, as adjusted, net tangible book value per
  share after the offering ..................................               2.52
                                                                           -----

Dilution per share to new investors(1) ......................              $4.98
                                                                           =====

----------
(1) If the Over-Allotment Option is exercised in full, the pro forma, as adjusted, net tangible book value after the offering would have been $13,342,143 or $2.83 per share of Common Stock, resulting in dilution to new investors of $4.67 per share of Common Stock.

     The following table summarizes, as of June 30, 1998, on a pro forma basis to reflect the same adjustments described above, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by (i) existing stockholders of Common Stock, and (ii) new stockholders in the offering, assuming the sale of the Common Stock and Warrants offered hereby. The calculations are based upon total consideration given by new investors and existing stockholders before any deduction of underwriting discounts and offering expenses payable by the Company.

                              Shares Purchased       Total Consideration
                           ---------------------    --------------------- Average Price
                              Number     Percent      Amount      Percent   Per Share
                           -----------   -------    -----------   -------   ---------
Existing stockholders(1)     1,953,758        45%   $ 2,557,220        12%    $1.31
New investors(2) .......     2,400,000        55%    18,000,000        88%    $7.50
                           -----------   -------    -----------   -------
        Total ..........     4,353,758       100%   $20,557,220       100%
                           ===========   =======    ===========   =======

----------
(1) Gives effect to the following Recapitalization: (i) conversion of the Series A, B, B-1 and C Convertible Preferred stock; (ii) the return and cancellation of shares of Common Stock and Series A Preferred Stock held by certain officers of the Company; (iii) the conversion of certain notes payable, accrued interest thereon and warrants issued in connection with the notes into Common Stock; and (iv) the conversion of certain warrants exercisable for shares of Common Stock into Common Stock. See "Description of Securities -- Recapitalization."

(2)  Attributes no value to the Warrants.

                         SELECTED FINANCIAL INFORMATION

     The following table presents selected financial data for the Company. The historical selected financial data as of December 31,1997 and for the years ended December 31, 1996 and 1997 are derived from and should be read in conjunction with the audited Financial Statements of the Company included elsewhere in the Prospectus. The historical selected financial data of the Company as of December 31, 1996 is derived from audited financial statements of the Company not included herein. The historical selected financial data as of June 30, 1998 and for six months ended June 30, 1997 and 1998 are derived from and should be read in conjunction with the unaudited financial statements of the Company included elsewhere in the Prospectus. In the opinion of management, the unaudited financial statements include all material adjustments (consisting of only normal, recurring adjustments) necessary for a fair presentation of the financial position and results of operations for the period. The data presented below should be read in conjunction with "Managements Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and accompanying notes thereto appearing elsewhere in the Prospectus.

                                                                        Year Ended                         Six Months Ended
                                                               ------------------------------        ------------------------------
                                                               December 31,       December 31,         June 30,           June 30,
                                                                  1996               1997                1997               1998
                                                               -----------        -----------        -----------        -----------
Statement of Operations Data:
Revenues:
    Software licenses ..................................       $        --        $   273,989        $    98,824        $   264,185
    Consulting and services ............................                --            290,583            187,184            127,712
                                                               -----------        -----------        -----------        -----------
      Total revenues ...................................                --            564,572            286,008            391,897
                                                               -----------        -----------        -----------        -----------
Cost of revenues:
    Software licenses ..................................                --              1,968                710              7,428
    Consulting and services ............................                --            121,008             89,425             84,439
                                                               -----------        -----------        -----------        -----------
      Total cost of revenues ...........................                --            122,976             90,135             91,867
                                                               -----------        -----------        -----------        -----------
Gross profit ...........................................                --            441,596            195,873            300,030
                                                               -----------        -----------        -----------        -----------
Operating costs and expenses:
    Selling, general and administrative ................         1,522,757          3,316,961          1,649,082          2,003,064
    Research and development ...........................           421,087            445,162            216,976            267,514
                                                               -----------        -----------        -----------        -----------
      Total operating costs and expenses ...............         1,943,844          3,762,123          1,866,058          2,270,578
                                                               -----------        -----------        -----------        -----------
Loss from operations ...................................        (1,943,844)        (3,320,527)        (1,670,185)         1,970,548
Interest expense .......................................           450,563            924,842            527,534            809,465
Net loss ...............................................       $(2,384,657)       $(4,245,369)       $(2,197,719)       $(2,780,013)
                                                               ===========        ===========        ===========        ===========
Basic and diluted loss per share (1) ...................       $    (91.69)       $    (30.70)       $    (16.55)            (18.53)
                                                               ===========        ===========        ===========        ===========
Weighted average common shares used in
    basic and diluted loss per share (1) ...............            26,008            138,305            132,755            150,051
                                                               ===========        ===========        ===========        ===========


                                                                                                               June 30, 1998
                                                                                                     -------------------------------
                                                               December 31,       December 31,
Balance Sheet Data:                                               1996               1997               Actual         Pro Forma (2)
                                                               -----------        -----------        -----------       ------------
Cash and cash equivalents ..............................       $     5,185        $   173,262        $    44,187        $    44,187
Working capital (deficit) ..............................        (1,022,306)        (3,713,347)        (5,775,855)        (4,246,672)
Total assets ...........................................           100,598            525,678            927,442            927,442
Total liabilities ......................................         1,034,180          4,142,923          6,595,833          5,066,650
Total stockholders' deficit ............................          (933,582)        (3,617,245)        (5,668,391)        (4,139,208)

-----------
(1) For information concerning the computation of net loss per share, see Note 2 of Notes to Financial Statements.

(2) Gives effect to the following Recapitalization: (i) conversion of the Series A, B, B-1 and C Convertible Preferred stock; (ii) the recording of a dividend to the holders of the Series B and C Convertible Preferred Stock due to a change in conversion ratios; (iii) the return and cancellation of shares of Common Stock and Series A Preferred Stock held by certain officers of the Company; (iv) the conversion of certain notes payable, accrued interest thereon and warrants issued in connection with the notes into Common Stock and the recording of an extraordinary loss on the extinguishment of debt based upon the difference in the fair value of (a) the notes, accrued interest and warrants converted and (b) the Common Stock issued in exchange; and (v) the conversion of certain warrants exercisable for shares of Common Stock into Common Stock. See "Description of Securities -- Recapitalization."

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

     The following discussion and analysis of the financial condition and results of operations of the Company should be read in conjunction with the Company's Financial Statements and Notes thereto and the other financial information included elsewhere in this Prospectus. In addition to historical information, this Management Discussion and Analysis of Financial Condition and Results of Operations and other parts of this Prospectus contain forward-looking information that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated by such forward-looking information as a result of certain factors, including but not limited to, those set forth under "Risk Factors" and elsewhere in this Prospectus.

Overview

     Digital Lava Inc. originally operated as LAVA, L.L.C., a New Jersey limited liability company that was formed in July 1995. In November 1996, LAVA, L.L.C. merged into Digital Lava Inc., a Delaware corporation. Pursuant to such transaction, the ownership interests in LAVA, L.L.C. were exchanged for shares of Series A, Series B, Series B-1 and Series C Convertible Preferred Stock of Digital Lava Inc.

     The Company invested significant resources in sales, marketing, development and other operating activities during the six-month period ended June 30,1998. The Company believes that its success depends largely on building superior technology and quality into its products, extending its technological lead on the competition and developing brand recognition early in a product's life cycle. Accordingly, the Company expects to continue spending heavily on these activities in the near future. Despite these heavy investments in marketing and product development, the historical growth in software license fees may not be sustainable in the future. In light of the Company's limited operating history and rapid improvements in technology and marketing of its products, the Company believes that period-to-period comparisons of its revenues and operating results, including its gross profit and operating expenses as a percentage of total net revenues, are not necessarily meaningful and should not be relied upon as indications of future performance.

     The Company has incurred significant net losses and negative cash flows from operations since inception, and as of June 30, 1998, had an accumulated deficit of $9,748,311. The Company intends to continue to invest heavily in technology and infrastructure development, and marketing and promotion. As a result, the Company believes that it will continue to incur operating losses and negative cash flows from operations for the foreseeable future and that the rate at which such losses will be incurred may increase from current levels. There can be no assurance that the Company will be able to achieve or sustain revenue growth, profitability, or positive cash flow on either a quarterly or annual basis.


Results of Operations

Comparison of Six Months Ended June 30, 1998 to Six Months Ended June 30, 1997

     Revenues

     Revenues increased to $391,897 for the six months ended June 30, 1998 from $286,008 for the six months ended June 30, 1997. The increase of $105,889 or 37.0% was primarily due to the realization of the impact of sales of VideoVisor which was released in August 1997. Software license revenues accounted for approximately 67.4% and 34.6% of revenues for the six months ended June 30, 1998 and 1997, respectively. Consulting and services revenues accounted for approximately 32.6% and 65.4% of revenues for the six months ended June 30, 1998 and 1997, respectively. The Company's largest customer accounted for approximately 50.5% and 81.9% of revenues for the six months ended June 30, 1998 and 1997, respectively. The Company anticipates that software license revenue will continue to account for a larger share of revenues for the foreseeable future.

     Cost of Revenues

     Cost of revenues consist primarily of the cost of materials, freight and applicable labor incurred for the delivery of the product or service. Costs of revenues increased to $91,867, or 23.4% of revenues, for the six months ended June 30, 1998 from $90,135, or 31.5% of revenues, for the six months ended June 30, 1997. This increase was primarily due to the increase in material and labor cost incurred in the first six months of 1998. The Company expects its cost of revenue to continue to increase in dollar amount while declining as a percentage of revenue as the Company expands its customer base.

     Operating Costs and Expenses

     Selling, General and Administrative Expense. Selling, general and administrative expenses consist primarily of salaries, taxes and benefits and related costs for general corporate functions, including executive management, finance, accounting, facilities, legal, fees for professional services and depreciation and amortization. Selling, general and administrative increased to $2,003,064 for the six months ended June 30, 1998, from $1,649,082 for the six months ended June 30, 1997. The increase was primarily due to increases in public relations efforts, trade shows, additional personnel and professional fees required to build an infrastructure to support the Company's products and anticipated growth. In addition, selling, general and administrative expenses for the six months ended June 30, 1998 and June 30, 1997 included non-cash compensation expenses of $392,420 and $851,705, respectively, which represent the granting of stock options and warrants to non-employees in exchange for services rendered to the Company. The Company expects that it will incur additional selling, general and administrative expenses in absolute dollars as the Company continues to hire personnel and incurs expense related to the further growth of the business and its operation as a public company.

     Research and Development Expenses. Research and development expenses consist primarily of expenditures related to technology and software development expenses. Research and development expenses increased to $267,514, or 68.3% of revenues, for the six months ended June 30, 1998 from $216,976, or 75.9% of revenues, for the six months ended June 30, 1997. The dollar increase was primarily attributed to the increased number of developers needed to accelerate the release of products in 1998 and to expand research efforts in the area of Web enabled applications. Research and development expenses decreased as a percentage of revenue because of the growth level in revenues relative to the growth in the cost structure for research and development. The Company believes that significant investments in technology and content development are required to maintain a technological lead and remain competitive and, therefore, expects that its research and development expenses will continue to increase in absolute dollars for the foreseeable future, however, research and development expenses are presently anticipated to continue to decline as a percentage of revenues.

     Interest Expense. Interest expense includes interest income from the Company's cash balances, interest expense related to the Company's financing obligations, and the amortization of debt discount. Interest expense increased to $809,465 for the six months ended June 30, 1998 from $527,534 for the six months ended June 30, 1997. The increase is due to the amount of notes payable issued by the Company in the six month period ended June 30, 1998. Interest expense for the six months ended June 30, 1998 and

June 30, 1997 included amortization of debt discount and issuance costs related to warrants issued in connection with notes payable of $293,785 and $440,976, respectively.

     Net Loss. For the six months ended June 30, 1998, the Company's net loss totaled $2,780,013 as compared to $2,197,719 for the six months ended June 30, 1997.

Comparison of Year Ended December 31, 1997 to Year Ended December 31, 1996.

     Revenues

     Revenues increased to $564,572 for the year ended December 31, 1997 from zero for the year ended December 31, 1996. The increase in revenues were primarily due to the realization of the impact of sales of vPrism and VideoVisor which were released in 1997, and associated services revenue. Software license revenues accounted for approximately 48.5% of revenues for the year ended December 31, 1997 while consulting and services revenues accounted for approximately 51.5% of revenues for the same period. The Company's largest customer accounted for approximately 43.1% of revenues for the year ended December 31, 1997. The Company anticipates that software license revenue will account for a larger share of revenues in the future.

     Cost of Revenues

     Costs of revenues for the year ended December 31, 1997 were $122,976, or 21.8% of revenues. There were no cost of sales for the year ended December 31, 1996. This increase was primarily due to the increase in material and labor cost incurred in delivering the products and services. The Company expects its cost of revenue to continue to increase in dollar amount while declining as a percentage of revenue as the Company expands its customer base.

     Operating Costs and Expenses

     Selling, General and Administrative Expense. Selling, general and administrative expenses were $3,316,961 and $1,522,757 for the years ended December 31, 1997 and 1996, respectively. The increase was primarily due to increases in trade shows, additional personnel and legal and professional fees required to build an infrastructure to support the Company's products and anticipated growth. In addition, selling, general and administrative expenses for the years ended December 31, 1997 and 1996 included non-cash compensation expenses of $866,589 and $261,996, respectively, which represent the granting of stock options and warrants to non-employees in exchange for services rendered to the Company.

     Research and Development Expenses. Research and development expenses were $445,162, or 78.9% of revenues, and $421,087 for the years ended December 31, 1997 and 1996, respectively. The increase was primarily attributed to the increased number of developers and professional services needed to release vPrism and VideoVisor in 1997.

     Interest Expense. Interest expense increased to $924,842 for the year ended December 31, 1997 from $450,563 for the year ended December 31, 1996. The increase is due to the amount of notes payable issued by the Company in 1997. Interest expense for the years ended December 31, 1997 and 1996 included amortization of debt discount and issuance costs related to warrants issued in connection with notes payable of $716,433 and $396,368, respectively.

     Net Loss. For the year ended December 31, 1997, the Company's net loss totaled $4,245,369 as compared to $2,384,657 for the year ended December 31, 1996.

     Net Operating Loss Carryforwards. At December 31, 1997, the Company had available net operating loss carryforwards of approximately $2,800,000 to offset future taxable income for federal and state tax purposes. The utilization of the loss carryforwards to reduce future income taxes will depend upon the Company's ability to generate sufficient taxable income prior to the expiration of the net operating loss carryforwards. The federal and state carryforwards expire beginning in the years 2011, and 2005 respectively. However, the Internal Revenue Code of 1986, as amended, limits the maximum annual use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a corporation. As a result of this offering, a change in ownership is likely to occur which would substantially restrict the Company's use of the net operating loss carryforwards for federal and state income tax purposes. See Note 11 of Notes to Financial Statements.

Liquidity and Capital Resources

     Since its inception, the Company has financed its operations primarily through the private placement of its convertible preferred stock, common stock and convertible notes. As of June 30, 1998, the Company had $44,187 in cash.

     Net cash used in operating activities increased to $2,195,803 for the year ended December 31, 1997 from $1,664,962 for 1996, and increased to $1,155,083 for the six months ended June 30, 1998 from $829,433 for the six months ended June 30, 1997. The increase in net cash used resulted primarily from increasing net losses.

     Cash flows used in investing activities decreased to $55,620 for 1997 from $105,519 for 1996 resulting primarily from the reduced investment in computers and related equipment. Net cash used in investing activities decreased to $23,992 for the six months ended June 30, 1998, compared to $48,060 for the six months ended June 30, 1997 again due to the reduction in computers and related equipment necessary to support operations.

     Net cash provided by financing activities increased to $2,419,500 for 1997 from $1,769,680 for 1996. The increase was due to the increase in the issuance of equity and notes payable. Net cash provided by financing activities decreased to $1,050,000 for the six months ended June 30, 1998 compared to $1,194,500 for the six months ended June 30, 1997. The decrease was due primarily to a reduction in proceeds from notes payable received in the six months ended June 30, 1998.

     The Company's capital requirements depend on numerous factors, including market acceptance of the Company's products and services, the amount of resources the Company devotes to investments in its products, the resources the Company devotes to marketing and selling its services and its brand promotions and other factors. The Company has experienced a substantial increase in its capital expenditures since its inception consistent with the growth in the Company's operations and staffing, and anticipates that this will continue for the foreseeable future. Additionally, the Company will continue to evaluate possible investments in businesses, products and technologies, and plans to expand its sales and marketing programs and conduct more aggressive brand promotions. The Company currently anticipates that the net proceeds of the offering and available funds will be sufficient to meet its anticipated needs for working capital and capital expenditures for at least the next 12 months.

     If the net proceeds of the offering, together with the Company's internally generated cash flow, are not sufficient to satisfy its financing needs, the Company will be required to seek additional funding through bank borrowings, additional public or private sales of its securities, including equity securities, or through other arrangements. The Company currently has no credit facility or other committed sources of capital, however it intends to secure a credit facility after the completion of the offering. There can be no assurance that additional funds, if required, will be available to the Company on favorable terms, if at all. See "Use of Proceeds" and "Risk Factors - Possible Need for Additional Financing".

     The Company is currently planning on raising up to $500,000 of capital through the issuance of promissory notes and warrants to help it meet its cash requirements until it receives the net proceeds from this offering. The Company anticipates that such notes would be paid at the closing of this offering and that it will issue warrants to purchase an aggregate of 250,000 shares of Common Stock, assuming $500,000 is raised, at 130% of the initial public offering price per share. The Company may not be able to obtain such capital on a timely basis, on favorable terms, or at all. If it is unable to obtain such capital, or generate funds from operations sufficient to meet its needs, its business could be adversely affected. See "Risk Factors - Risks Associated with Interim Financing."

     The Company granted a security interest in all of its assets to investors participating in the bridge financing completed in February 1998 as collateral to secure the Company's obligations to such investors under the $1,750,000 of promissory notes issued in connection with such bridge financing. In connection with the Recapitalization, the Company has also granted a security interest in all of its assets to holders of an aggregate principal amount of $187,500 of promissory notes who agreed to extend the term of such notes to June 30, 1999. See "Description of Securities -- Recapitalization."

Recently Issued Accounting Standards

     Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income, defined as all changes in equity from non-owner sources. Adoption of SFAS No. 130 did not have a material effect on the Company's financial position or results of operations.

     Effective January 1, 1998, the Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way public enterprises report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to stockholders. Adoption of SFAS No. 131 did not have a material effect on the Company's financial position or results of operations.

     Effective January 1, 1998, the Company adopted American Institute of Certified Public Accountants Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"). SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements such as software products, upgrades, enhancements, post-contract customer support, installation and training to be allocated to each element based on the relative fair values of the elements. The adoption of SOP 97-2 did not have an effect on the Company's financial position or results of operations.

Year 2000 Risk

     The Company is working to resolve the potential impact of the year 2000 on the ability of the Company's computerized information systems to accurately process information that may be date sensitive. Any of the Company's programs that recognize a date using "00" as the year 1900 rather than the year 2000 could result in errors or system failures. The Company utilizes a number of computer programs across its entire operation. The Company has not completed its assessment of the potential impact of the year 2000 on its systems, nor has the Company been able to complete its assessment of any year 2000 issues which may affect third-parties, including the Company's current and prospective suppliers. The Company currently believes that the costs of addressing this issue will not have a material adverse impact on the Company's financial position. However, if the Company and third-parties upon which it relies are unable to address this issue in a timely manner, it could result in a material financial risk to the Company, including the possibility that the Company may be liable to such third parties for a material failure of its systems due to year 2000 issues. In order to assure that this does not occur, the Company plans to devote all resources required to resolve any significant year 2000 issues in a timely manner. Any year 2000 compliance problems of either the Company, its customers or vendors could have a material adverse effect on the Company's business, results of operations and financial condition. See "Risk Factors - Year 2000 Compliance".

                                    BUSINESS

Overview

     Digital Lava is a leading provider of video publishing software products and services for corporate training, communications, distance learning, research and other applications. The Company's video publishing technology provides companies, educational institutions and government agencies with a way to re-purpose, publish and deploy on-demand video content and information to desktop computer users. The Company's video publishing product line includes vPrism(TM) and VideoVisor(TM) software. vPrism allows users to organize and manage video content, link video to other types of files and publish video with all of the linked information as VideoCapsule(TM) files on CD-ROM or DVD, or stream the interactive video information over intranets or the Internet. VideoVisor is a desktop productivity tool that allows end-users to access VideoCapsule files and navigate, rearrange, annotate, subtitle text and transcripts, and view synchronized video, notes and links. The Company's VideoVisor software won the "Best New Streaming Product" award at the Desktop Video Communications (DVC) 1998 Spring Conference in Santa Clara, California and a "Networked Multimedia People's Choice Award" at the 1998 DVC Fall Conference in Boston. Digital Lava also provides turnkey video encoding, publishing and Web hosting services.

     The Company believes that the continuing emergence of rich multimedia capabilities, such as streaming audio and video on the Internet, presents a significant new market opportunity for software applications that enhance the effectiveness and productivity of professionals and consumers who rely on video information. The Company also believes that as the Internet continues to evolve as a mass communications medium and as corporations, educational institutions and government agencies seek to eliminate the high cost and time requirements of travel through the increased use of video, an increasing amount of video content, including business, distance learning and consumer programs, will be delivered over the Internet. RealNetworks, one of the Company's strategic partners and a leader in the streaming media market, has already registered over 35 million users of its RealPlayer Internet streaming software. The Company believes that its video publishing software technology is essential to this evolution because it provides a more compelling and productive user experience than broadcast television and videotape, allowing the Internet to effectively compete with such traditional video delivery methods.

     The Company's customers include large corporations and business enterprises, such as Shell Chemicals Company, American General Life Insurance Company, Ardent Software, Inc., ASI Entertainment, Inc., Bellcore, Diedrich Coffee, Inc. and Rand Corporation. Our customers also include schools, universities and research institutions such as Northwestern University, Los Angeles Unified School District, The Smithsonian Institute, and Educational Testing Service.

Industry Background

     The Company believes the demand for its desktop video publishing solutions in the distance learning, corporate training and communications markets will be fueled by the convergence of trends and technologies that enable computer-based and Internet-based video training and communications solutions to be deployed increasingly as substitutes for videotapes, instructor-led training, live meetings and other traditional forms of communications and training. These trends and enabling technologies include the proliferation of multimedia-capable computers and networking solutions throughout all levels of organizations, advances in PC processing power, high speed communications capabilities, the emergence of the Internet and corporate intranets as platforms for a wide variety of business applications, and the continued growth of streaming media applications.

     Streaming media technology enables the transmission and playback of continuous "streams" of multimedia content, such as audio and video, over a network. The introduction of streaming media platforms from companies such as RealNetworks, Microsoft and Apple Computer are now providing software developers the opportunity to efficiently deliver a new generation of rich media content and applications over the Internet and private intranets. On the Internet, many businesses and content providers now offer audio, video and other multimedia content as a means of enriching and differentiating their companies. RealNetworks estimates that more than 145,000 hours per week of live audio and video content are broadcast over the Web using their proprietary streaming technology, with a substantially greater amount of recorded media already available on-demand. The Company believes that the use of streaming media for business and enterprise applications is growing. Lotus Development Corporation, makers of Lotus Notes, the market leader in collaborative enterprise software, recently announced their plan to integrate RealNetworks, RealPlayer with Lotus Notes client software, enabling 25 million Lotus Notes users worldwide to view and hear streaming media content at their desktops. Additionally, Netscape Communications Corporation recently announced that it plans to bundle and distribute RealNetworks, RealPlayer software as an integral part of its Netscape Communicator browser software, providing Netscape users with access to streaming media content without separately having to download the RealPlayer software.

     The primary advantages of desktop video distance learning, training and communications applications over traditional forms include performance improvements and potential cost savings in the form of reduced instructor salaries, compressed training times and reduced travel costs. Additional benefits could come from improved retention, consistent content quality and the ability to deliver content on CD-ROM or through an Intranet or the Internet.

     Internet-based applications offer additional advantages over other forms of video distribution. Video content can be easily deployed and updated without the need to create and redistribute CD-ROMs. The ease and speed of deployment associated with Internet-based deployment allows for "just-in-time" delivery of video information, broadens the potential use of published video content within the enterprise and offers a cost- and time-effective method to accumulate and retain enterprise knowledge. Because of these benefits, the Company believes that many organizations will target network-based video deployment as an important corporate intranet application.

     The overall market for business and training software is expected to grow over the next several years. According to International Data Corporation ("IDC"), the worldwide business software applications market is expected to double over the next five years, with license revenues from business software applications growing from $50 billion in 1997 to over $100 billion in 2002.

     In the United States, corporations are making substantial investments to train their employees. Video, in the form of videotapes, is already widely used within corporations to record and distribute training and communications content. A 1997 U.S. corporate training study conducted by Training Magazine found that 74 percent of the respondents were using videotapes for training. The same survey also found that U.S. companies budgeted an estimated $58.6 billion for employer-provided training in 1997. The Company believes that training on new information technologies ("IT") within corporations is growing rapidly worldwide. According to a recent study published by IDC's IT Training and Education Services research program, the global IT training and education market is expected to surpass $28.3 billion by 2002.

     The Company believes that its video publishing technology can leverage the growing demand for business, video training, communications and distance learning applications. The Company's software and

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services provide a rapid, flexible, and low-cost alternative to videotapes, instructor-led training, live meetings, and other traditional forms of communications and training, providing a more compelling and productive user experience.

Digital Lava's Solution

     Today, most desktop video applications provide the user with a passive, linear experience, similar to viewing a television program or videotape. The Company's video publishing software provides a fast and easy way for enterprises to transform video information into highly interactive multimedia programs, and to deliver them at a fraction of the cost of live meetings or of developing custom multimedia or computer-based-training programs. The Company's software products, vPrism and VideoVisor, are designed to be easily integrated into a customer's personal computer system.

     The Company's software technology provides companies and enterprises a means to rapidly re-purpose, publish and deploy interactive video content for corporate training, communications and distance learning applications. With vPrism software, video content publishers can rapidly develop and deploy video programs that transform the passive, linear viewing experience into an engaging and interactive multimedia application that can be easily deployed to desktop computer users across an enterprise. Any video, including video of corporate training, classroom lectures and communications, can be synchronously linked with digitally formatted files or programs, including Web pages, documents, images and transcripts. With VideoVisor software, users can productively access the published video content to view, navigate and manipulate video integrated with a variety of other types of related information such as text, graphics, animation and image. The Company supports an open architecture allowing for easy integration of digital video and audio content with other types of information that are typically stored on the Internet, a corporate intranet, or locally on the user's computer or server.

     The Company believes that the markets for its video publishing software and services will expand as the enabling technologies, like streaming media and the Internet, continue to mature. The Company's products and services can provide distance learning, training and communications solutions in a variety of vertical industries. For example, universities and local school districts can leverage published interactive video to deliver stored instructional content to students at their desks. Hospitals can publish and deploy medical video training to enable teams of doctors in different locations to diagnose and treat patients. Sales professionals can deliver video-enabled presentations to prospective customers and train on new products. Manufacturing companies can achieve efficiencies by offering factory floor workers just-in-time video training. Other video applications include sales and reseller training for new product launches, soft skills training, new employee orientation training, information technology and systems training, and both internal and external corporate communications.

Strategy

     The Company's objective is to be the leading video publishing software technology company, providing software and services that enable the delivery of a broad range of multimedia content over the Internet and intranets. To achieve this objective, the Company's strategy includes the following key elements:

     Extend Technology Leadership. The Company is establishing a reputation as a leader in video publishing technology and intends to continue to maintain its reputation for quality and innovation by expanding the features and breadth of its publishing and desktop video product offerings. The Company plans to introduce a new version of VideoVisor, called "VideoVisor Professional(TM)," in November 1998. The Company believes that the fundamental architecture of its products can be expanded to support

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additional features and functions like the synchronized deployment of additional data types, enhanced desktop video manipulation, and Web-based video collaboration. As part of this strategy, the Company has devoted and will continue to commit significant resources to the development of technologies that increase the ease-of-use and functionality of its video publishing solutions.

     Build Brand Recognition and Strengthen Sales and Marketing Efforts. The Company believes that its technology leadership, market position and brand name are significant assets that the Company can leverage to maintain and increase its market share and diversify its revenue base. The Company intends to capitalize on the growth in demand for video publishing software by continuing to develop, market and support industry-leading products and services. The Company believes that the introduction of such products and services will expand the Company's user base and build greater brand recognition. The Company also plans to strengthen its marketing, sales and customer support efforts as the size of its market opportunity and customer base increases.

     Pursue Strategic Relationships. The Company has independent software vendor ("ISV"), licensing, development, distribution and reseller relationships with a number of software industry leaders. Among other relationships, the Company is an ISV for the Microsoft Corporation's NetShow products and licenses Microsoft's Internet Explorer Administration Kit to integrate Microsoft's Web browser into VideoVisor. RealNetworks has developed custom software to integrate their RealPlayer intranet and Internet software into VideoVisor, and the Company has a licensing and distribution agreement with RealNetworks to distribute the integrated, bundled products to end-user clients. The Company intends to continue to establish strategic relationships with industry-leading hardware, software and content companies. See "--Strategic Relationships".

     Enhance and Expand Internal Operations. The Company intends to invest substantially in operations and systems in anticipation of future growth. This effort includes improving its management information systems, opening sales offices in multiple locations, integrating sales activities, investing in customer service, expanding its public relations, advertising, and trade show activities, and developing on-line training and support programs which will help support an outside network of resellers and distributors.

     Expand Internationally. The Company intends to expand its international customer base over the next several years by opening international sales offices, hiring additional employees, developing international distribution and sales networks, enhancing its software products by adding localized versions and multi-language support and increasing its expenditures for marketing.

Products and Services

     The Company develops and sells software products and services that enable the delivery of on-demand interactive video and multi-media content over the Internet, intranets, local area networks, and on CD-ROM and DVD media. The Company's software products, VideoVisor and vPrism, provide an open framework in which video, other desktop applications and data can link, collaborate and seamlessly integrate on the desktop. The Company also provides various other services designed to promote widespread usage of the Company's technology.

     vPrism. vPrism is easy-to-use software that assists in assimilating and managing digital video and other information from diverse sources, organizes its content, creates links to other important data, and then rapidly publishes the information in a VideoCapsule file. VideoCapsules may be distributed on CD-ROM and DVD media and streamed over LANs, WANs, intranets and the Internet, using video server solutions provided by RealNetworks, Silicon Graphics, InfoValue Computing, Starlight Networks, FVC.COM, and Microsoft. The Company provides these tools for commercial video producers, electronic title companies, training companies, video content distributors, universities, and global 2000 corporations. vPrism also provides a unique and powerful solution for researchers who use video to collect video data. Primary researchers and market researchers, for example, use vPrism for video archiving, video event logging, analysis and coding.

     vPrism provides the video publisher with several key benefits. First, the system is easy-to-use and does not require proficiency in the use of a programming, scripting or authoring language. Second, vPrism allows the publisher to create powerful interactive video programs very rapidly. Depending on the length of video, a completely interactive, indexed and linked VideoCapsule program can be produced in a few hours. This is significantly faster than traditional computer-based-training authoring tools. Third, as a result of the rapid publishing time, video-based content can be published at a much lower cost than with traditional computer based training authoring tools.

     vPrism is commercially available on the Apple Macintosh OS operating system. The Company plans to announce the availability of a Microsoft Windows95 version during the last quarter of 1998. vPrism is designed to manage hundreds of hours of digital video content and is available as a standalone system or in a workgroup configuration.

     VideoVisor. VideoVisor is a personal computer application that is designed to make users more productive when accessing video and VideoCapsule-formatted information. VideoVisor, when used in conjunction with VideoCapsules, makes desktop video an interactive information resource, allowing users to manage and manipulate video data much like word processors manipulate textual data. With VideoVisor, end-users can manage, navigate, manipulate and integrate video with other information on their desktop computers. Users may search and annotate video, re-arrange and organize video content, subtitle text and transcripts, access notes, and link to other files, Web sites, images and applications. VideoVisor is easy-to-use and aimed at users who require instant access to video and related information and the ability to manipulate and save that information on their desktop computer.

     VideoVisor provides users with several key benefits. First, the software results in increased user productivity, saving time and enhancing the quality of the end-user's experience. Second, VideoVisor provides corporations and large organizations with a powerful, low-cost and effective software platform for deploying video communications, training, distance learning and other on-demand video-rich applications. Third, VideoVisor is a powerful external communications tool that can be used for reseller and channel training, advertising, marketing, education and other 'extranet' applications.

     The Company's VideoVisor software won the "Best New Streaming Product" award at the Desktop Video Communications (DVC) 1998 Spring Conference in Santa Clara, California and a "Networked Multimedia People's Choice Award" at the 1998 DVC Fall Conference in Boston.

     VideoVisor is available for the Windows95 and Windows-NT platforms. VideoVisor supports standard digital video formats and VideoCapsule files published in a variety of formats, including MPEG-1, MPEG- 2, MPEG-4, QuickTime, RealVideo, ASF (Netshow), AVI and MOV. VideoVisor conforms to Microsoft Office, Active-X and DirectShow standards. The Company plans to introduce a new version of the product, VideoVisor Professional, during November 1998.

     Consulting and Programming Services. The Company provides a range of consulting and programming services that principally relate to the creation and maintenance of video publishing content and applications based on the Company's technology. Commonly provided services include custom programming development, when consistent with strategic product and business objectives, application consulting and training.

     Video Publishing and Encoding Services. The Company provides turnkey video publishing and video encoding services to support its customers in the deployment of the Company's software products. Services are often bundled with software license proposals to provide a complete turnkey solution to prospective clients. The Company also offers turnkey video hosting services to corporate and other customers pursuant to a Web hosting service agreement with VStream, Inc.

Customer Service and Support

     The Company currently provides free customer support, including defect correction, telephone and Web-based technical support, for companies and organizations that license its VideoVisor software. It does intend to charge customers for significant version upgrades of its VideoVisor software. Customers that license vPrism currently receive 12 months of free post sales support. After one year, customers may elect to sign an extended maintenance contract.

     The Company maintains a technical support hotline to answer inquiries and provides technical information on the Web site. The Company's support staff also responds to e-mail inquiries. The Company tracks support requests and product defects. The Company uses customer feedback as a source of ideas for product improvements and enhancements.

Strategic Relationships

     The Company has independent software vendor ("ISV") licensing, development, distribution, and reseller relationships with a number of software industry leaders. The Company is a NetShow ISV. NetShow is Microsoft's proprietary software to view on-demand streaming media over the Internet and intranets. As a NetShow ISV, the Company has the opportunity to work with Microsoft to (i) raise the Company's visibility through Microsoft press releases and designation as a NetShow ISV on Microsoft's NetShow website, (ii) provide the Company with technical assistance with regard to NetShow, (iii) assist the Company in its marketing efforts, including invitations to NetShow demonstrations at conferences and tradeshow exhibits and (iv) gain access to mailing lists of Microsoft registered product users. The Company was selected to participate in the NetShow JumpStart CD demonstration disc. The Company also licenses Microsoft's Internet Explorer Administration Kit pursuant to a royalty-free license and distribution agreement. Such agreement permits the Company to customize Microsoft's Internet Explorer Web browser for integration with VideoVisor and distribute the bundled products to the Company's end-users. The bundled products allow end-users to view "streamed" video content synchronized with other Web browser content on an intranet or the Internet.

     The Company has entered into a consulting and development agreement with RealNetworks, Inc., pursuant to which RealNetworks has developed custom software to allow the Company to integrate RealNetworks' RealPlayer software, used for viewing on-demand streaming media over the Internet and intranets, with VideoVisor. Under a licensing and distribution agreement with RealNetworks, the Company is a RealMedia Architecture Partner and licenses RealNetworks' RealPlayer client software for integration with VideoVisor, distributes the integrated, bundled products to end-user clients, and is authorized to resell RealNetworks' server software products. Under this agreement, the Company also has the opportunity to work with RealNetworks to: (i) raise the visibility of the Company through press releases and promotional mailings; (ii) raise the visibility of the Company through its website; and (iii) assist the Company in its marketing efforts by including the Company in RealNetworks user conferences and potentially at tradeshows and conference events.

     The Company has entered into a non-binding letter of intent with Xing Technology Corporation, pursuant to which Xing has agreed to provide the Company with its MPEG File-Only Software Player and MPEG Streaming-Compatible Software Player, used for viewing on-demand streaming media over the

Internet and intranets, to be integrated with or sold as an "add-on" to VideoVisor, and has agreed to grant the Company worldwide distribution rights for the bundled products. The bundled products allow end-users to view "streamed" video content, including broadcast-quality MPEG-2 formatted video, on an intranet or the Internet. Xing has also agreed to grant the Company worldwide rights to resell the MPEG Streaming-Compatible Software Player for two years after commercial availability. Additionally, the Company has agreed to grant Xing wordwide rights to resell VideoVisor for two years. The letter of intent is subject to a definitive agreement to be negotiated between the parties, and there is no assurance that a definitive agreement will be entered into, or, if entered into, will be on favorable terms to the Company. Furthermore, Xing's MPEG-2 Streaming-Compatible Software Player is not yet commercially available, and there can be no assurances that it will become commercially available in the near future, if at all.

     The Company has a worldwide distribution agreement with FVC.COM (formally First Virtual Corporation), a leading manufacturer of high quality corporate and distance learning video solutions. Under this agreement, FVC.COM bundles VideoVisor with its video networking and NGI access applications to create Virtual Classroom(TM), which allows students to access course content and complementary resources 24 hours a day. FVC.COM distributes its video networking products through channel partners such as Ascend Communications, Inc., American Nortel Communications, Inc., IBM Corporation, Ingram Micro, Inc. and Bay Networks, Inc.

     The Company also offers turnkey video hosting services to corporate and other customers pursuant to a Web hosting service agreement with VStream, Inc. Pursuant to such agreement, the Company re-purposes and publishes video content in its proprietary format, and, through VStream, "hosts" the customers' published video content so that it is available for on-demand streaming across the Internet using either RealNetworks or Microsoft NetShow video servers.

     Pursuant to an agreement with MicroVideo Learning Systems, Inc., the Company converts MicroVideo's software video training courseware to the Company's proprietary format and resells the published content to the Company's customers. In addition, the Company allows WingsNet, Inc. to publish its video course content into the Company's proprietary format for resale to end-users.

Sales, Marketing and Distribution

     Sales. The Company has focused and will continue to focus its sales and marketing efforts on the corporate training, communications and distance learning markets for the next several years. Once the Company has firmly established itself in these markets, the Company plans to expand into other vertical business markets and consumer markets. The Company markets its products and services through a direct sales force and through resellers. The Company's direct sales force markets the Company's products and services primarily to corporate customers worldwide. The Company is in the process of significantly expanding its direct sales force in North America and plans to increase the number of direct sales representatives from one to seven by the end of the first quarter of 1999.

     Marketing. The Company participates in trade shows, conferences and seminars, provides product information through the Company's Web site, and promotes the Company and its products to industry analysts and the media. The Company's marketing programs are aimed at informing potential partners and prospects about the capabilities and benefits of the Company's products and services, increasing brand name awareness, and stimulating demand across all market segments. The Company has an agreement with Schwartz Communications, Inc., a leading high-tech public relations agency, to provide ongoing public relations and promotional services to gain access to major media and markets. The Company currently has two employees in marketing and plans to increase its marketing staff to four employees following the offering.

     Distribution. The Company has entered into various reseller relationships with systems integrators, video software resellers and training companies, including Roscor Corporation, AE Business Solutions, Producers Studio, IRM Training Pty. Ltd., VCS Technologies, Inc., WingsNet, Inc., StorNet, Inc. and DocuVideo Productions, pursuant to which such companies resell the Company's products and services to end-users and video publishers in the United States, Australia and New Zealand. The Company also currently distributes its products domestically and internationally through its direct sales force based in the United States. The Company may establish international subsidiaries that market and sell the Company's products and services outside the United States in the future.

Competition

     The market for software and services for the Internet and intranets is relatively new, constantly evolving and intensely competitive. The Company expects that competition will intensify in the future. Many of the Company's current and potential competitors have longer operating histories, greater name recognition and significantly greater financial, technical and marketing resources than the Company. The Company's principal competitors in the development and distribution of video publishing solutions include Eloquent, Inc., Veon, Inc., Vsoft, Inc., VStream, Inc., LiveNote, Inc., Adobe Systems, Inc. and Visionary Information Systems, Inc. The Company also competes or may compete with computer-based training (CBT) software companies including Macromedia, Inc., Asymetrix Corporation, and Allen Communications, Inc. The Company also competes or may compete with more general purpose audio and video streaming software companies including Microsoft, RealNetworks, VDOnet Corporation, Xing Technology Corporation, Cubic VideoComm, Inc., Motorola, Inc., Vosaic LLC and Oracle Corporation. The Company's vPrism and VideoVisor software also competes indirectly with delivery systems for multimedia content other than audio and video, such as Flash by Macromedia and Enliven by Narrative Communications Corp. Many of such competitors have longer operating histories, greater name recognition and significantly greater financial, technical and marketing resources than the Company. As a result, such competitors may be able to develop products comparable or superior to the Company's or adapt more quickly to new technologies or evolving customer requirements.

     Competitive factors in this market include the quality and reliability of software; features for creating, editing and publishing content; ease of use and interactive user features; scalability and cost per user; and compatibility with the user's existing network components and software systems. To expand its user base and further enhance the user experience, the Company must continue to innovate and improve the performance of its software. The Company is committed to the continued market penetration of its brand, products and services. The Company may, as a strategic response to changes in the competitive environment, implement pricing, licensing, service or marketing changes designed to extend its current brand and technology franchise. For example, the Company may elect to reduce the price for select versions of its software or even make select versions available for download free of charge. Continued price concessions or the emergence of other pricing or distribution strategies by competitors may have a material adverse effect on the Company's business, financial condition and results of operations.

Intellectual Property

     The Company's success depends in part on its ability to protect its proprietary software and other intellectual property. To protect its proprietary rights, the Company relies generally on patent, copyright, trademark and trade secret laws, confidentiality agreements with employees and third parties, and license agreements with consultants, vendors and customers, although the Company has not signed such agreements in every case. Despite such protections, a third party could copy or otherwise obtain and use the Company's products or technology, or develop similar technology independently.

     The Company currently has one patent pending in the U.S. relating to its product architecture and technology. The pending patent application may not be granted, or, if granted, may not provide any competitive advantage to the Company. Many of the Company's current and potential competitors dedicate substantially greater resources to protection and enforcement of intellectual property rights, especially patents. If a patent has issued or issues in the future which covers the Company's products, the Company would need to either obtain a license or design around the patent. The Company may not be able to obtain such a license on acceptable terms, if at all, nor design around the patent.

     The Company attempts to avoid infringing known proprietary rights of third parties in its product development efforts. However, the Company has not conducted and does not conduct comprehensive patent or trademark searches to determine whether it infringes patents or other proprietary rights held by third parties. In addition, it is difficult to proceed with certainty in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. If the Company were to discover that its products violate third-party proprietary rights, there can be no assurance that it would be able to obtain licenses to continue offering such products without substantial reengineering or that any effort to undertake such reengineering would be successful, that any such licenses would be available on commercially reasonable terms, if at all, or that litigation regarding alleged infringement could be avoided or settled without substantial expense and damage awards. Any claims against the Company relating to the infringement of third-party proprietary rights, even if not meritorious, could result in the expenditure of significant financial and managerial resources and in injunctions preventing the Company from distributing certain products. Such claims could materially adversely affect the Company.

     To license many of its products, the Company relies in part on "shrinkwrap" and "clickwrap" licenses that are not signed by the end user and, therefore, may be unenforceable under the laws of certain jurisdictions. As with other software products, the Company's products are susceptible to unauthorized copying and uses that may go undetected, and policing such unauthorized use is difficult. In general, the Company's efforts to protect its intellectual property rights through patent, copyright, trademark and trade secret laws may not be effective to prevent misappropriation of its technology, or to prevent the development and design by others of products or technologies similar to or competitive with those developed by the Company. The Company's failure or inability to protect its proprietary rights could materially adversely affect the Company's business, financial condition and results of operations.

     The Company also relies on certain technology that it licenses from third parties, including software that is integrated with internally developed software and used in the Company's products, to perform key functions. In the future, such third-party technology licenses may not be available to the Company on commercially reasonable terms. The loss of any of these technologies could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Uncertain Protection of Intellectual Property; Risks Associated with Licensed Third-Party Technology."

Employees

     The Company currently has 14 full-time employees and two part-time employees, including four in product development, three in customer service, four in sales and marketing and five in finance and administration. All of such employees except one are based at the Company's executive offices in Los Angeles, California. The Company intends to hire additional employees in product development, sales and marketing. None of the Company's employees is subject to a collective bargaining agreement, and the Company believes that its relations with its employees are good.

Facilities

     The Company's executive offices are located in west Los Angeles, California in an office building in which the Company leases an aggregate of 3,585 square feet at a current monthly rental of $6,811.50. The lease agreement terminates on June 2, 2000. The Company has an option to extend the lease agreement for one additional 3 year term.

     The Company anticipates that it will require additional space within the next 12 months, and that suitable additional space will be available on commercially reasonable terms, although there can be no assurance in this regard. The Company does not own any real estate.

Legal Proceedings

     The Company is not currently subject to any material legal proceedings. The Company may from time to time become a party to various legal proceedings arising in the ordinary course of its business.

                                   MANAGEMENT

Directors and Officers

     Set forth below are the directors and officers of the Company:


Name                          Age              Position
----                          ---              --------
Dr. James W. Stigler          44               Chairman of the Board

Joshua D.J. Sharfman          41               Chief Executive Officer,
                                               President and Director

Thomas H. Stigler             41               Vice President, Sales and
                                               Business Strategy and Director

Roger Berman                  44               Director

Gerald Porter                 54               Director

Danny Gampe                   44               Chief Financial Officer

Patricia Bodner               36               Vice President of Worldwide
                                               Marketing

Michael Goodell               42               Vice President of Consulting
                                               and Services


     Dr. James W. Stigler has served as Chairman of the Board for the Company since its inception in July 1995. He is currently a part-time employee of the Company. Dr. Stigler is a professor, author and researcher in the fields of education, psychology and video research. Since 1991, Dr. Stigler has served as a Professor at the University of California, Los Angeles. From 1983 to 1991, Dr. Stigler served as an Associate Professor at the University of Chicago. Dr. Stigler holds an A.B. degree from Brown University, a Masters degree from the University of Pennsylvania and a Ph.D. from the University of Michigan. Dr. Stigler is the brother of Thomas Stigler.

     Joshua D.J. Sharfman has served as Chief Executive Officer and a Director of the Company since May 1996, and will become President upon completion of this offering. From 1994 to 1996, Mr. Sharfman served as Vice President of Research and Development at ParcPlace-Digitalk, Inc., a cross-platform object-oriented software firm. From 1993 to 1994, he operated his own software development consulting firm. From 1984 to 1993, Mr. Sharfman served as Executive Vice President of Research and Development at Dassault Systemes USA, a wholly owned subsidiary of Dassault Systemes SARL, and in a variety of marketing and development management functions at CADAM Inc., both of which are CAD/CAM software vendors. From 1981 to 1984, Mr. Sharfman served as Section Head of the Electro-Optical and Data Systems Group at Hughes Aircraft Company. Since 1980, Mr. Sharfman has also served as an Adjunct Professor of Engineering at the University of Southern California. Mr. Sharfman holds a B.S. degree from the University of California, Los Angeles and a M.S. degree from the University of Southern California.

     Thomas H. Stigler has served as Vice President, Sales and Business Strategy and a Director of the Company since November 1995. From January to November 1995, Mr. Stigler served as an Account Executive at Sybase, Inc, a database software company. From January 1993 to January 1995, Mr. Stigler served as District Manager of the Gulf Coast Region for Hitachi Data Systems Corp. From December 1980 to January 1993, Mr. Stigler held several sales and management positions at IBM Corporation including Account Executive and Marketing Manager. Mr. Stigler holds a B.S. degree in Radio, TV and Film from Northwestern University. Mr. Stigler is the brother of Dr. James Stigler.

     Roger Berman has served as a Director of the Company since its inception in July 1995. He is currently a part-time employee of the Company. From July 1995 to December 1997, Mr. Berman was the President of the Company. Prior to joining the Company, Mr. Berman served as President of St. Eve International, Inc., an apparel company, from May 1992 to July 1995 and Sherne Lingerie, Inc. from January 1986 to December 1991. Mr. Berman holds a B.A degree from Hamilton College and an MBA from New York University.

     Gerald Porter has served as a Director of the Company since January 1996. Mr. Porter has been a consultant in the software services industry since 1995. From 1989 to 1995, Mr. Porter served as President of Systems and Computer Technology Corp., a software development company. Prior to 1989, Mr. Porter held several senior positions in the banking industry, including Senior Vice President at Bank of America and Chief Operating Officer at American Security Bank. Mr. Porter holds a B.A. degree from Edinboro University in Pennsylvania.

     Danny Gampe has served as Chief Financial Officer of the Company since January 1998. From 1997 to January 1998, Mr. Gampe served as Vice President of Finance and Administration for eShare Technologies, an Internet software development firm. From 1992 to 1997, Mr. Gampe served as Chief Financial Officer of Robbins Research International, a seminar development company. From 1991 to 1992, Mr. Gampe served as Manager of Financial Planning & Analysis at Wahlco Environmental Systems, Inc. Mr. Gampe holds a B.A. degree from the University of California at Long Beach and an MBA from the University of Redlands. In addition, Mr. Gampe has been a Certified Management Accountant since 1993.

     Patricia Bodner has served as Vice President of Marketing for the Company since May 1997. From September 1995 to December 1996, Ms. Bodner served as Senior Vice President of Marketing for Inscape, a joint-venture between Warner Music Group, HBO and Nash New Media. From November 1994 to August 1995, Ms. Bodner served as Vice President of Marketing for BMG Video, a division of BMG Entertainment of North America. From November 1991 to November 1994, Ms. Bodner served as Vice President of Marketing at New Line Home Video, a division of Time Warner Inc. From September 1986 to November 1991, Ms. Bodner served as National Sales Promotion Manager at Warner Home Video, a division of Time Warner Inc. Ms. Bodner holds a B.A. degree from the University of Wisconsin-Madison.

     Michael Goodell has served as Vice President of Consulting and Services for the Company since October 1997. From June 1979 to September 1997, Mr. Goodell held several positions at IBM Corporation, including Principal of Consulting, Manager of Industry Marketing, Marketing Manager and Senior Sales Representative. Mr. Goodell holds a B.S. and a M.S. degree from Rice University.

Directors' Compensation

     The Company's Directors who are not full-time employees of the Company receive $1,000 for attendance at each meeting of the Board of Directors or any committee thereof and will be reimbursed for their out-of-pocket expenses in connection with their attendance. No directors' fees have been paid to date.

Committees of the Board

     Upon completion of this offering, the Board of Directors will have two standing committees: the Audit Committee and the Compensation Committee. The Audit Committee will review with the Company's independent public accountants the scope and adequacy of the audit to be performed by such independent public accountants, the accounting practices, procedures and policies of the Company, and all related party transactions. The Compensation Committee will recommend to the Board the compensation to be paid to officers and directors, administer the Plan and approve the grant of options under the Plan. At least two disinterested directors will be added to the Board of Directors and such directors will comprise both committees.

Executive Compensation

     Summary Compensation. The following table sets forth the total compensation paid during 1997 to the Company's Chief Executive Officer and other executive officers of the Company whose 1997 compensation exceeded $100,000.


                         Annual Compensation       Long Term Compensation Awards
                       -----------------------     -----------------------------
                                                   Securities
Name and                                           Underlying       All Other
Principal Position     Salary($)      Bonus($)     Options(#)      Compensation
------------------     ---------      --------     ----------      ------------
Joshua Sharfman,        190,000            --           --                --
Chief Executive
Officer

Thomas Stigler,         177,501            --           --                --
Vice President,
Sales/Business
Strategy


     No options were granted in 1997 to either of the officers named in the above table and such officers held no stock options as of December 31, 1997.

Employment Agreements

     The Company has entered into an employment agreement with Joshua Sharfman, Chief Executive Officer (and President, upon completion of this offering,) of the Company, which will commence on the closing date of the offering and expire on the second anniversary of such date. Pursuant to the terms of the employment agreement, Mr. Sharfman will receive an annual base salary of $230,000, 40,000 stock options exercisable at the initial public offering price per share, and a one-time cash bonus of $60,000. Mr. Sharfman will be eligible to receive additional stock options, bonuses and a higher salary at the discretion of the Board of Directors. In addition, the employment agreement provides that Mr. Sharfman will receive a severance payment equal to his annual salary if he is terminated without cause or required to perform a material portion of his services at a location more than 25 miles from the Company's current location in Los Angeles, California, and a severance payment equal to eight months' pay (or pay through the end of the term if less than eight months) if he elects to resign after the appointment of an executive officer senior in position or responsibility to him or designation of another person as the President or Chief Executive Officer of the Company.

     The Company has entered into an employment agreement with Thomas Stigler, Vice President of Sales and Business Strategy of the Company, which will commence on the closing date of the offering and expire on the second anniversary of such date. Pursuant to the terms of the employment agreement, Mr. Stigler will receive an annual base salary of $230,000, 40,000 stock options exercisable at the initial public offering price per share, and a one-time cash bonus of $60,000. Mr. Stigler will be eligible to receive additional stock options, bonuses and a higher salary at the discretion of the Board of Directors. In addition, the employment agreement provides that Mr. Stigler will receive a severance payment equal to his annual salary if he is terminated without cause or required to perform a material portion of his services at a location more than 25 miles from the Company's current location in Los Angeles, California, and a severance payment equal to eight months' pay (or pay through the end of the term if less than eight months) if he elects to resign after the appointment of an executive officer in charge of sales and marketing or designation of another person as Vice President of Sales and Business Strategy of the Company.

1996 Incentive and Non-Qualified Stock Option Plan

     The Board of Directors has adopted the Company's 1996 Incentive and Non-Qualified Stock Option Plan (the "Plan"). The Plan provides for the grant of incentive stock options to employees (including employee directors) and non-qualified stock options to employees, directors and consultants. A total of 250,000 shares of Common Stock have been reserved for issuance under the Plan.

     Upon the completion of this offering, 140,473 options will be outstanding under the Plan at a weighted average exercise price per share of $7.58, assuming an initial public offering price of $7.50 per share. All of such outstanding options will be fully vested and exercisable. The plan is administered by the Board of Directors and, following the completion of the offering, the Compensation Committee thereof. Options granted under the plan will vest as determined by the Compensation Committee, and may accelerate and become fully vested in the event of an acquisition of the Company if so determined. The exercise of options granted under the Plan will be as determined by the Compensation Committee, although the exercise price of incentive stock options must be at least equal to the fair market value of the Common Stock on the date of grant. The Board of Directors may amend or modify the Plan at any time. The Plan will terminate in 2006 unless terminated earlier by the Board of Directors.

                              CERTAIN TRANSACTIONS

     The law firm of Ehrenreich Eilenberg Krause & Zivian LLP ("EEKZ LLP") has performed legal services for the Company in connection with this offering and may perform legal services for the Company following this offering. In 1996 and 1997, the Company issued to Eilenberg & Zivian, an affiliate of EEKZ LLP, warrants to purchase an aggregate of 23,543 shares of Common Stock at an exercise price of $6.37. Eilenberg & Zivian is also the owner of 9,334 shares of Common Stock which it received from the Company in exchange for services in 1995. Pursuant to an agreement dated as of December 1, 1997, and amended and restated as of May 1, 1998, E&Z Investments, an affiliate of EEKZ LLP, has currently exercisable options to purchase an aggregate of 16,650 shares of Common Stock at an exercise price of $.90 per share from Messrs. James Stigler and Berman. E&Z Investments also has currently exercisable options, assigned to it by Judson Cooper, to purchase an aggregate of 8,325 shares of Common Stock from Messrs. James Stigler, Thomas Stigler, Berman and Sharfman at an exercise price of $.90 per share.

     The Company has entered into a consulting agreement with Prism Ventures LLC ("Prism") pursuant to which Prism has agreed to provide certain financial consulting services to the Company. The agreement is for the 1998 calendar year and Prism will receive an aggregate of $300,000, payable on the earlier of the closing date of this offering or December 31, 1998. In 1997, Prism received $100,000 from the Company for consulting services. Judson Cooper is a member of Prism.

     Pursuant to an agreement dated as of January 31, 1997, and amended and restated as of May 1, 1998, Judson Cooper was granted currently exercisable options to purchase an aggregate of 162,358 shares of Common Stock from Messrs. James Stigler, Thomas Stigler, Berman and Sharfman at an exercise price of $0.90. Of such options, Mr. Cooper assigned options to purchase 8,325 shares to E&Z Investments.

     The Company has entered into a consulting agreement with Roger Berman pursuant to which Mr. Berman has agreed to provide certain financial consulting services to the Company. The agreement has a term of two years and begins on the closing date of this offering. Mr. Berman will receive $60,000 upon the closing of this offering and an annual fee of $60,000. Mr. Berman is currently a part-time employee and a Director of the Company. At the closing of this offering, he will cease to be an employee of the Company.

     The Company has entered into a consulting agreement with James Stigler pursuant to which Dr. Stigler has agreed to provide certain consulting services to the Company, including development, financial and strategic advisory services. The agreement has a term of two years and begins on the closing date of this offering. Dr. Stigler will receive $40,000 upon the closing of this offering and an annual fee of $24,000. Dr. Stigler is currently a part-time employee and Chairman of the Board of Directors of the Company. At the closing of this offering, he will cease to be an employee of the Company.

     The Company borrowed $20,000 in October 1998 from James Stigler. The loan was in the form of a promissory note, accrues interest at the rate of 12% per annum and is payable in October 1999.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock, as of September 30, 1998 by (a) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (b) each director and executive officer of the Company and (c) all executive officers and directors of the Company as a group.

                                                                          Percentage of Common Stock
                                                Shares                        Beneficially Owned
Name and Address of Beneficial              of Common Stock          ----------------------------------
Owner(1)                                  Beneficially Owned(2)      Before Offering     After Offering
------------------------------            ---------------------      ---------------     --------------
Dr. James W. Stigler                           304,424(3)                15.6%                7.0%

Thomas H. Stigler                              242,949(4)                12.2%                5.5%

Roger Berman                                   202,949(5)                10.4%                4.7%

Judson Cooper                                  154,033(6)                 7.9%                3.5%

Joshua D.J. Sharfman                           141,475(7)                 7.1%                3.2%

Gerald Porter                                   83,330(8)                 4.3%                1.9%

Kenneth Mendoza                                101,475                    5.2%                2.3%

Michael Goodell                                 16,649(9)                   *                  *

Patricia Bodner                                  7,770(10)                  *                  *

Danny Gampe                                      5,550(11)                  *                  *

All Executive Officers and Directors as      1,005,096(12)               48.6%               22.5%
a Group (8 persons)

----------
*    less than 1%

(1) Unless otherwise indicated, the address of each beneficial owner is 10850 Wilshire Boulevard, Suite 1260, Los Angeles, CA 90024.

(2) Beneficial ownership has been determined in accordance with the rules of the Securities Exchange Commission and includes voting or investment power with respect to shares. Except as indicated by footnote, and subject to community property laws, the persons named in the table above have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. The number of shares of Common Stock outstanding used in calculating the percentage ownership for each listed person includes the shares of Common Stock underlying options or warrants held by such person and exercisable within 60 days of September 30, 1998 but excludes shares of Common Stock underlying options or warrants held by any other person. Percentage of beneficial ownership is based on 1,953,758 shares of Common Stock outstanding pro forma as of September 30, 1998 and 4,353,758 shares of Common Stock outstanding after completion of the offering.

(3) Includes an aggregate of 69,209 shares which are subject to currently exercisable options held by Judson Cooper and E&Z Investments ("EZ"), an affiliate of Ehrenreich Eilenberg Krause & Zivian LLP.

(4) Includes (i) 40,000 shares issuable upon the exercise of options which will become exercisable on the effective date of this offering and (ii) 40,589 shares which are subject to currently exercisable options held by Judson Cooper and EZ.

(5) Includes an aggregate of 48,915 shares which are subject to currently exercisable options held by Judson Cooper and EZ.

(6) Consists of shares issuable upon the exercise of currently exercisable options to purchase shares of Common Stock from Messrs. James Stigler, Thomas Stigler, Berman and Sharfman at an exercise price of $0.90. Mr. Cooper's address is 181 Harbor Drive, Stamford, CT 06902.

(7) Includes (i) 40,000 shares issuable upon the exercise of options which will become exercisable on the effective date of this offering and (ii) 20,295 shares which are subject to currently exercisable options held by Judson Cooper and EZ.

(8) Includes 3,330 shares issuable upon the exercise of options which will become exercisable on the effective date of this offering.

(9) Consists of 16,649 shares issuable upon the exercise of options which will become exercisable on the effective date of this offering.

(10) Consists of 7,770 shares issuable upon the exercise of options which will become exercisable on the effective date of this offering.

(11) Consists of 5,550 shares issuable upon the exercise of options which will become exercisable on the effective date of this offering.

(12) Includes an aggregate of 113,299 shares issuable upon the exercise of options which will become exercisable on the effective date of this offering.

                              SELLING STOCKHOLDERS

     The registration statement, of which this Prospectus forms a part, also relates to the registration by the Company, for the account of the Selling Stockholders, of an aggregate of 822,103 shares of Common Stock. The Selling Stockholders Shares are not being underwritten by the Representative in connection with this offering. The Selling Stockholders have agreed with the Company not to directly or indirectly offer, sell, transfer or otherwise encumber or dispose of any of their Common Stock for a period of nine (9) months after the date of this Prospectus. See "Shares Eligible for Future Sale" and "Underwriting."

     The sale of the Selling Stockholders Shares by the Selling Stockholders may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Stockholders) in the over-the-counter market or in negotiated transactions, or through the writing of options on the Selling Stockholders Shares, a combination of such methods of sale, or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

     The Selling Stockholders may effect such transactions by selling the Selling Stockholders Shares directly to purchasers, through broker-dealers acting as agents for the Selling Stockholders, or to broker-dealers who may purchase shares as principals and thereafter sell the Selling Stockholders Shares from time to time in the over-the-counter market, in negotiated transactions, or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchaser for whom such broker-dealers may act as agents or to whom they may sell as principals or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

     The Selling Stockholders and broker-dealers, if any, acting in connection with such sales, might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act and any commission received by them and any profit upon the resale of such securities might be deemed to be underwriting discounts and commissions under the Securities Act.

     Sales of any shares of Common Stock by the Selling Stockholders may depress the price of the Common Stock in any market that may develop for the Common Stock.

     The following table sets forth certain information known to the Company regarding beneficial ownership of the Company's Common Stock by each of the Selling Stockholders as of September 30, 1998 and as adjusted to reflect the sale of shares offered pursuant to this Prospectus. None of the Selling Stockholders has had any position with, held any office of, or had any other material relationship with the Company.


                                       Shares Beneficially                             Shares Beneficially
                                         Owned Prior to           Number of Shares         Owned After
Name of Beneficial Owner (1)                Offering                Being Offered          Offering (2)
----------------------------           -------------------        ----------------         ------------
Richard Stone                                161,250                  161,250                   0
Navida, Inc.                                 127,500                  127,500                   0
Shahrokh Sedaghat                             47,917(3)                45,000               2,917
Shapour and Parvindokht                       45,000                   45,000                   0
Sedaghat
Theodore Friedman                             33,750                   33,750                   0
Eli Jacobsen                                  30,000                   30,000                   0

                                       Shares Beneficially                             Shares Beneficially
                                         Owned Prior to           Number of Shares         Owned After
Name of Beneficial Owner (1)                Offering                Being Offered          Offering (2)
----------------------------           -------------------        ----------------         ------------
David Stone                                   30,000                   30,000                   0
Glen Sutton III                               30,000                   30,000                   0
Norman Veitzer                                30,000                   30,000                   0
Harold Wrobel                                 30,000                   30,000                   0
Broadway Partners                             22,500                   22,500                   0
Christine Walley                              22,500                   22,500                   0
Sheila Sconiers                               19,500                   19,500                   0
Stephanie Rubin                               18,599(4)                 7,500              11,099
John Hancock Global                           16,667                   16,667                   0
  Technology Fund
Joseph Habert                                 15,000                   15,000                   0
Georgia Schley                                15,000                   15,000                   0
Arthur Steinberg IRA                          15,000                   15,000                   0
R. Steinberg Pension Trust                    15,000                   15,000                   0
Grace Terry                                   15,000                   15,000                   0
Walter Terry                                  15,000                   15,000                   0
Eric Appell                                   11,017(5)                 8,100               2,917
Ester Dusi                                     7,500                    7,500                   0
John Glorieux                                  7,500                    7,500                   0
Jerry Heymann                                  7,500                    7,500                   0
Andreas Iseli                                  7,500                    7,500                   0
Mitchell Steinberg                             7,500                    7,500                   0
Stephan Williams                               7,500                    7,500                   0
Lawrence Manus                                 5,000                    5,000                   0
John Muzinsky                                  3,750                    3,750                   0
Michael Zylberman                              3,750                    3,750                   0
Frank Loccisano                                3,334                    3,334                   0
Christopher Creamer                            3,000                    3,000                   0
Chana Sasha Foundation                         1,667                    1,667                   0
Andrew Holder                                  1,667                    1,667                   0
R. Merrill Hunter                              1,667                    1,667                   0
Marc Roberts                                   1,667                    1,667                   0
Robert Steinberg                               1,500                    1,500                   0
Keith Alliotts                                   417                      417                   0
Ryan Schinman                                    417                      417                   0

----------
(1) The Company believes the persons named in the table above, based upon information furnished by such persons, have sole voting and investment power with respect to the number of shares beneficially owned by them.

(2)  Assumes that all shares of Common Stock being registered will be sold.

(3) Includes 2,917 shares issuable upon the exercise of currently exercisable warrants.

(4) Includes 11,099 shares issuable upon the exercise of currently exercisable warrants held by the Whitestone Group, an entity controlled by Ms. Rubin's husband. Ms. Rubin disclaims any beneficial ownership of any stock owned by the Whitestone Group.

(5) Includes 2,917 shares issuable upon the exercise of currently exercisable warrants.

                            DESCRIPTION OF SECURITIES

     The authorized capital stock of the Company consists of 35,000,000 shares of Common Stock, $.0001 par value and 5,000,000 shares of Preferred Stock, $.0001 par value (the "Preferred Stock"). Upon completion of the offering, there will be 4,353,758 shares of Common Stock issued and outstanding, no shares of Preferred Stock outstanding and 1,200,000 Warrants issued and outstanding.

Recapitalization

     Immediately prior to the completion of this offering, the Company will amend its Certificate of Incorporation to effect a 1 for 9.01 reverse stock split and complete a recapitalization (the "Recapitalization") of its authorized, issued and outstanding capital stock and debt. Prior to the reverse split and the Recapitalization, the Company will have outstanding: 1,201,960 shares of Common Stock; 809,565 shares of Series A Preferred Stock; 50,740 shares of Series B Preferred Stock; 8,500 shares of Series B-1 Preferred Stock; and 30,000 shares of Series C Preferred Stock (all of such Preferred Stock automatically converts to Common Stock upon an initial public offering of the Common Stock). In addition, prior to the Recapitalization, the Company will have outstanding an aggregate principal amount of $4,769,500 of promissory notes. An aggregate principal amount of $1,719,500 of such notes matured on or before August 1, 1998 and, therefore, prior to the Recapitalization, the Company was in default on such notes. In connection with the Recapitalization, (i) holders of an aggregate principal amount of $2,632,000 of such notes agreed to extend the term of their notes to the earlier of the closing date of this offering or December 31, 1998 and convert one-half of the outstanding principal of their notes (the remaining one-half of which, along with certain related fees, will be paid at the closing of this offering), the accrued interest on such notes and the warrants received in connection with the issuance of such notes into an aggregate of 789,600 shares of Common Stock; (ii) holders of an aggregate principal amount of $187,500 of such notes agreed to extend the term of such notes to June 30, 1999 (one-half of the principal amount of which, and accrued interest, will be paid at the closing of this offering); (iii) holders of an aggregate principal amount of $200,000 of such notes did not agree to terms with the Company and, therefore, the Company remains in default on such notes; (iv) 10,844 shares of Common Stock and an aggregate of 8,676 shares of Series A Preferred Stock held by certain officers and directors and an employee of the Company will be canceled; (v) holders of outstanding warrants to acquire 114,667 shares of Common Stock agreed to convert such warrants into 32,503 shares of Common Stock; (vi) holders of an aggregate of 3,000 shares of Series B-1 Preferred Stock agreed to exchange such shares for an aggregate of 3,600 shares of Series B Preferred Stock; and (vii) the Company will amend its Certificate of Incorporation to increase the conversion ratios of the Series B and C Preferred Stock from 10:1 to 20.0228:1 and 19.0258:1, respectively. All information set forth below gives effect to the Amended and Restated Certificate of Amendment to be filed immediately prior to the completion of this offering.

Description of Units.

     Each of the 1,200,000 Units offered in this offering consists of two shares of Common Stock and one Warrant. The shares of Common Stock and the Warrants comprising the Units will be separately tradeable immediately following the completion of this offering.

Common Stock

     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

Preferred Stock

     Upon the closing of this offering, the Board of Directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the right, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, (which may be greater or lessor than the voting rights of the Common Stock), rights and terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series without any further vote or action by the stockholders. The issuance of such shares of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plans to issue any additional shares of Preferred Stock.

Outstanding Warrants

     Immediately prior to the completion of the offering, warrants to purchase an aggregate of 407,075 shares of Common Stock at a weighted average exercise price of $8.66 per share will be outstanding. Of such warrants, warrants to purchase 373,756 will be exercisable immediately prior to the completion of the offering.

Registration Rights

     Holders of warrants to purchase an aggregate of 393,756 of Common Stock have certain registration rights with regard to the resale of the shares issuable upon exercise of such warrants. Additionally, holders of options to purchase an aggregate of 178,978 shares of Common Stock from certain of the Company's founders have certain registration rights with regard to the resale of the shares underlying such options. Following the completion of this offering, such holders could require the Company to register for resale the shares issuable upon exercise of such warrants and the shares underlying such options and such shares would then be freely tradeable, subject to the lock-up agreements such holders have entered into with the Company and the Representative. See "Shares Eligible for Future Sale."

Description of Warrants

     The following is a brief summary of certain provisions of the Warrants but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Warrant Agreement between the Company and American Stock Transfer & Trust Company (the "Warrant Agent"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     Exercise Price and Terms. Each Warrant entitles the registered holder thereof to purchase, at any time commencing _____________, 1999 [12 months after date of this Prospectus] until __________________, 2003 [60 months after the date of this Prospectus] one share of Common Stock at a price of $___________ [120% of the initial public offering price of the Common Stock] per share, subject to adjustment in accordance with the anti-dilution and other provisions referred to below. Commencing ________, 1999 [18 months after the date of this Prospectus], the warrants will be subject to redemption by the Company, in whole but not in part, at $.10 per warrant on 30 days' prior written notice, provided that the average closing sale price of the Common Stock as reported on the American Stock Exchange equals or exceeds $___ per share [150% of the initial public offering price per share of the Common Stock] for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of notice of redemption. The holder of any Warrant may exercise such Warrant by surrendering the certificate representing the Warrant to the Warrant Agent, with the subscription form thereon properly completed and executed, together with payment of the exercise price. No fractional shares will be issued upon the exercise of the Warrants. The exercise price of the Warrants bears no relationship to any objective criteria of value and should in no event be regarded as an indication of any future market price of the Securities offered hereby.

     Adjustments. The exercise price of the Warrants and the number of shares of Common Stock issuable upon the exercise of the Warrants are subject to adjustment in certain events, including stock dividends, stock splits, combinations or reclassifications of the Common Stock.

     Transfer, Exchange and Exercise. The Warrants are in registered form and may be presented to the Warrant Agent for transfer, exchange or exercise at any time on or prior to their expiration date sixty (60) months after the date of this Prospectus, at which time the Warrants will become wholly void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance, however, that a market for the Warrants will develop or, if developed, will continue.

     Modification of Warrants. The Company and the Warrant Agent may make such modifications to the Warrants as they deem necessary and desirable that do not adversely affect the interests of the warrantholders.

Indemnification

     The Amended and Restated Certificate of Incorporation (the "Certificate") of the Company provides that, to the fullest extent permitted by applicable law, as amended from time to time, the Company will indemnify any person who was or is a party or is threatened to be made a party to an action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was director, officer, employee or agent of the Company or serves or served any other enterprise at the request of the Company.

     In addition, the Certificate provides that a director of the Company shall not be personally liable to the

Company or its stockholders for monetary damages for breach of the director's fiduciary duty. However, the Certificate does not eliminate or limit the liability of a director for any of the following reasons: (i) a breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; (iii) a transaction from which the director derived an improper personal benefit; or (iv) for unlawful payments of dividends or unlawful stock redemptions or repurchases.

     The Company will purchase and maintain Directors' and Officers' Insurance as soon as the Board of Directors determines practicable, in amounts which they consider appropriate, insuring the directors against any liability arising out of the director's status as a director of the Company regardless of whether the Company has the power to indemnify the director against such liability under applicable law.

     The Company has been advised that it is the position of the Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act, such provisions are against public policy as expressed in the Securities Act and are, therefore, unenforceable.

Certain Charter and By-Law Provisions

     Certain provisions of the Company's Certificate and Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price certain investors might be willing to pay in the future for shares of the Company's Common Stock. Certain of these provisions allow the Company to issue Preferred Stock without stockholder approval and provide that special meetings of stockholders of the Company may be called only by the President of the Company, the Board of Directors or holders of not less than a majority of the votes entitled to be cast at the special meeting. These provisions may make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of the Company.

Transfer Agent And Registrar

     The transfer agent and registrar for the Common Stock and the warrant agent for the Warrants is American Stock Transfer & Trust Company, New York, New York.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for the Company's Common Stock. Future sales of substantial amounts of Common Stock in the public market or the availability of such shares for sale, could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

     Upon completion of this offering, the Company will have 4,353,758 shares of Common Stock outstanding, assuming no exercise of outstanding options and warrants or the Representative's Over-allotment Option. After the offering, 3,222,103 of the 4,353,758 shares of Common Stock will be freely tradeable without restriction under the Securities Act, except for any shares purchased by an "affiliate" of the Company (as that term is defined under the rules and regulations of the Securities Act), which will be subject to the resale limitations of Rule 144 under the Securities Act.

     The remaining 1,131,655 shares of Common Stock were issued by the Company in private transactions in reliance upon one or more exemptions contained in the Securities Act, will be deemed "restricted securities" within the meaning of Rule 144 promulgated pursuant to the Securities Act and may be publicly sold only if registered under the Securities Act or sold pursuant to exemptions therefrom. Because all of such restricted shares will have been held for more than one year as of the date of this Prospectus, all of such shares will be eligible for public sale beginning 90 days after the effective date of this Prospectus in accordance with the requirements of Rule 144, as amended, subject to the lock-up agreements described below.

     In general, under Rule 144(e), as currently in effect, a stockholder (or stockholders whose shares are aggregated), including an affiliate, who has beneficially owned for at least one year shares of Common Stock that are treated as "restricted securities," would be entitled to sell publicly, within any three-month period, up to the greater of 1% of the then outstanding shares of Common Stock (43,538 shares immediately after the completion of this offering) or the average weekly reported trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of sale is given, provided certain requirements are satisfied. In addition, affiliates of the Company must comply with additional requirements of Rule 144 in order to sell shares of Common Stock (including shares acquired by affiliates in this offering). Under Rule 144, a stockholder deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale by him, and who has beneficially owned for at least two years shares of Common Stock that are treated as "restricted securities," would be entitled to sell those shares without regard to the foregoing requirements.

     Holders of warrants to purchase an aggregate of 393,756 shares of Common Stock have certain registration rights with regard to the resale of the shares issuable upon exercise of such warrants. Additionally, holders of options to purchase an aggregate of 178,978 shares of Common Stock from certain of the Company's founders have certain registration rights with regard to the resale of the shares underlying such options. Following the completion of this offering, such holders could require the Company to register for resale the shares issuable upon exercise of such warrants and the shares underlying such options and such shares would then be freely tradeable, subject to the lock-up agreements described below.

     Each officer and director of the Company, all other holders of shares of Common Stock, and all holders of options and warrants to acquire shares of Common Stock have agreed not to, directly or indirectly, offer, sell, transfer, pledge, assign, hypothecate or otherwise encumber or dispose of any of the Company's securities, whether or not presently owned, for a period of 12 months (nine months in the case of the Selling Stockholders) after the date of this Prospectus, without the prior written consent of the Company and the Representative.

                                  UNDERWRITING

     The Underwriters named below (the "Underwriters"), for whom Security Capital Trading, Inc. is acting as Representative (the "Representative"), have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement (the "Underwriting Agreement") to purchase from the Company, and the Company has agreed to sell to the Underwriters on a firm commitment basis, the Units set forth opposite their names.

      Underwriters                                  Number of Units
      ------------                                  ---------------
      Security Capital Trading, Inc.
                                                       ----------
      Total:                                           1,2000,000
                                                       ==========

     The Underwriters are committed to purchase all Units offered hereby if any such Units are purchased. The Underwriting Agreement provides that the obligations of the several Underwriters are subject to the conditions precedent specified therein.

     The Company has been advised by the Representative that it initially proposes to offer the Units to the public at the public offering price set forth on the cover page of this Prospectus and may allow to certain dealers who are members of the National Association of Securities Dealers, Inc. ("NASD") concessions not in excess of $____ per Unit, of which amount a sum not in excess of $__________ per Unit may in turn be reallowed by such dealers to other dealers. After the commencement of the offering, the public offering price, concessions and reallowances may be changed. The Representative has informed the Company that it does not expect sales to discretionary accounts by the Underwriters to exceed five percent of the Common Stock and Warrants offered by the Company hereby.

     The Company has granted to the Underwriters an option, exercisable within 45 days of the date of this Prospectus, to purchase from the Company at the offering price, less underwriting discounts and the non-accountable expense allowance, all or part of an additional 120,000 Units on the same terms and conditions of the offering for the sole purpose of covering over-allotments, if any.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. The Company has agreed to pay to the Representative a non-accountable expense allowance equal to three percent of the gross proceeds derived from the sale of the Units underwritten, $50,000 of which has been paid to date.

     Each of the Company's officers and directors, all other holders of shares of Common Stock, and all holders of options and warrants to acquire shares of Common Stock have agreed not to, directly or indirectly, offer, sell, transfer, pledge, assign, hypothecate or otherwise encumber or dispose of any of the Company's securities, whether or not presently owned, for a period of 12 months (nine months, in the case of the Selling Stockholders) after the date of this Prospectus, without the prior written consent of the Company and the prior written consent of the Representative. If at any time commencing 180 days after the date of this Prospectus, the closing sale or bid price of the Common Stock is greater than 150% of the initial public offering price of the Common Stock offered hereby for a period of five (5) consecutive trading days, the Representative will, upon request, release any securities subject to a lock-up agreement specified above. An appropriate legend shall be marked on the face of certificates representing all such securities. In addition, the Company has agreed not to sell or offer for sale any of its securities for a period of six
(6) months from the date of this Prospectus without the consent of the Representative, except in connection with strategic transactions or mergers and acquisitions for which no consent is required.

     In connection with the offering, the Company has agreed to issue and sell to the Representative and/or its designees, at the closing of the proposed underwriting, for nominal consideration, five year Representative's Warrants (the "Representative's Warrants") to purchase 120,000 Units. The Representative's Warrants are exercisable at any time during a period of four years commencing at the beginning of the second year after their issuance and sale at a price of $ [120% of the initial public offering price per Unit] per Unit. The shares of Common Stock, Warrants and shares of Common Stock underlying the Warrants issuable upon exercise of the Representative's Warrants are identical to those offered to the public hereby. The Representative's Warrants contain anti-dilution provisions providing for adjustment of the number of securities issuable upon the exercise thereof under certain circumstances. The Representative's Warrants grant to the holders thereof and to the holders of the underlying Common Stock and Warrants certain rights of registration of the Common Stock and Warrants underlying the Representative's Warrants.

     The Company has agreed to grant the Representative a right of first refusal for a period of three (3) years after the effective date of the Registration Statement for any sale of securities made by the Company or any future affiliates or subsidiaries.

     The Company has also agreed to provide for a finder's fee to the Representative if the Company completes a merger, acquisition, joint venture or any other capital business transaction in which the Representative introduces the Company to the other party or parties, for a period of five years following the effective date of the Registration Statement, equal to 5% of the first $3,000,000 of consideration involved in such transaction, 4% of the next $3,000,000 of consideration, 3% of the next $2,000,000 of consideration, 2% of the next $2,000,000 of consideration and 1% of the excess, if any, over $10,000,000 of consideration.

     The Company has agreed that for five (5) years from the effective date of the Registration Statement, the Representative may designate one person for election to the Company's Board of Directors (the "Designation Right"). In the event that the Representative elects not to exercise its Designation Right, then it may designate one person to attend all meetings of the Company's Board of Directors for a period of three years. The Company has agreed to reimburse the Representative's designee for all out-of-pocket expenses incurred in connection with the designee's attendance at meetings of the Board of Directors.

     In connection with this offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market prices of the Common Stock and Warrants. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase the Units, Common Stock and/or Warrants for the purpose of stabilizing their respective market prices. The Underwriters also may create a short position for the account of the Underwriters by selling more Units in connection with the offering than they are committed to purchase from the Company, and in such case may purchase Common Stock and Warrants in the open market following completion of the offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 120,000 Units, by exercising the Over-Allotment Option referred to above. In addition, the Representatives may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter ( or dealer participating in the offering) for the account of other Underwriters, the selling concession with respect to the Common Stock and Warrants that are distributed in the offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the prices of the Common Stock and Warrants at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

     Prior to this offering, there has been no public market for the Units, Common Stock or Warrants. Accordingly, the initial public offering price of the Units was determined by negotiation between the Company and the Representative. Among the factors considered in determining such prices and terms, in addition to the prevailing market conditions, were the history of and the prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure and such other factors that were deemed relevant. The offering price does not necessarily bear any relationship to the assets, results of operations or net worth of the Company.

     Security Capital Trading, Inc., the Representative, commenced operations in June 1995. The Representative has co-managed and participated as an underwriter in only two public offerings of Common Stock and Warrants. Accordingly, the Representative has limited experience as a co-manager or underwriter of public offerings of securities. In addition, the Representative is a relatively small firm and no assurance can be given that the Representative will be able to participate as a market maker in the Common Stock or Warrants. No assurance can be given that any broker-dealer will be a market maker in either of the Common Stock or the Warrants.

     The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to a copy of each such agreement which are filed as exhibits to the Registration Statement. See "Additional Information."

                                  LEGAL MATTERS

     The validity of the Securities being offered by this Prospectus will be passed upon for the Company by Ehrenreich Eilenberg Krause & Zivian LLP , New York, New York. Such firm beneficially owns of 57,852 shares of Common Stock. Orrick, Herrington & Sutcliffe LLP, New York, New York, has acted as counsel to the Underwriters in connection with this offering.

                                     EXPERTS

     The financial statements of Digital Lava Inc. as of December 31, 1997 and for the years ended December 31, 1997 and 1996 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 2 to such financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Securities offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document that has been filed as an exhibit to the Registration Statement are qualified in their entirety by reference to such exhibits for a complete statement of their terms and conditions. The Registration Statement and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549 or at certain of the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of the fees prescribed by the Commission. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site (http://www.sec.gov) through which the Registration Statement and other information can be retrieved.

     Following the offering, the Company will be subject to the reporting and other requirements of the Exchange Act and intends to furnish its shareholders annual reports containing financial statements audited by its independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

                                DIGITAL LAVA INC.

                          Index to Financial Statements


                                                                            Page

Report of Independent Accountants........................................... F-2

Balance Sheet............................................................... F-3

Statement of Operations..................................................... F-4

Statement of Stockholders' Deficit.......................................... F-5

Statement of Cash Flows..................................................... F-6

Notes to Financial Statements............................................... F-7

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and
Stockholders of Digital Lava Inc.

The reverse stock split described in Note 12 to the financial statements has not been consummated at October 23, 1998. When it has been consummated, we will be in a position to furnish the following report:

     "In our opinion, the accompanying balance sheet and related statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Digital Lava Inc. at December 31, 1997, and the results of its operations and its cash flows for the years ended December 31, 1996 and 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses and negative cash flows from operations, has deficits in working capital and stockholders' equity, and expects to incur future losses. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty."


PricewaterhouseCoopers LLP
New York, New York
July 31, 1998 except
   as to Note 12 which is as of
   October 22, 1998

DIGITAL LAVA INC.

Balance Sheet
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Pro Forma
                                                                                December 31,        June 30,        June 30, 1998
                                                                                   1997              1998             (Note 14)
                                                                                -----------       -----------       -------------
                                                                                                           (Unaudited)
                                        Assets
Current Assets:
   Cash and cash equivalents                                                    $   173,262       $    44,187       $      44,187
   Accounts receivable                                                              167,112           625,854             625,854
   Other current assets                                                              89,202            53,265              53,265
   Deferred costs                                                                        --            96,672              96,672
                                                                                -----------       -----------       -------------
     Total current assets                                                           429,576           819,978             819,978
   Fixed assets, net                                                                 94,137            90,503              90,503
   Other assets                                                                       1,965            16,961              16,961
                                                                                -----------       -----------       -------------
                                                                                $   525,678       $   927,442       $     927,442
                                                                                ===========       ===========       =============

                          Liabilities and Stockholders' Deficit

Current liabilities:
   Accounts payable                                                             $   391,245       $   303,421       $     303,421
   Accrued interest                                                                 239,439           757,069             423,726
   Accrued expenses                                                                  60,151           300,593             300,593
   Notes payable, net of debt discount                                            3,452,088         4,501,629           3,305,789
   Deferred revenue                                                                      --           733,121             733,121
                                                                                -----------       -----------       -------------
     Total current liabilities                                                    4,142,923         6,595,833           5,066,650
                                                                                -----------       -----------       -------------
Commitments and contingencies (Notes 11 and 12)
Stockholders' deficit:
   Convertible preferred stock - Series A, B, B-1
     and C, $.0001 par value; 5,000,000 shares authorized; 99,757 shares issued and outstanding at December 31, 1997 and June 30, 1998, respectively; none issued and outstanding pro forma (liquidation
     preference of $1,626,965)                                                            9                 9                  --
   Common stock, $0.0001 par value; 35,000,000 shares
     authorized; 133,403 shares issued and outstanding at
     December 31, 1997 and June 30, 1998, respectively; 1,953,758
     issued and outstanding pro forma                                                    13                13                 195
   Additional paid-in capital                                                     3,351,031         4,079,898           9,672,586
   Accumulated deficit                                                           (6,968,298)       (9,748,311)        (13,811,989)
                                                                                -----------       -----------       -------------
     Total stockholders' deficit                                                 (3,617,245)       (5,668,391)         (4,139,208)
                                                                                -----------       -----------       -------------
                                                                                $   525,678       $   927,442       $     927,442
                                                                                ===========       ===========       =============


   The accompanying notes are an integral part of these financial statements.

DIGITAL LAVA INC.

Statement of Operations
----------------------------------------------------------------------------------------------------------
                                                                                     Six Months Ended
                                               Year Ended December 31,                   June 30,
                                               1996             1997             1997              1998
                                            -----------      -----------      -----------      -----------
                                                                                       (Unaudited)
Revenues:
   Software licenses                        $        --      $   273,989      $    98,824      $   264,185
   Consulting and services                           --          290,583          187,184          127,712
                                            -----------      -----------      -----------      -----------
     Total revenues                                  --          564,572          286,008          391,897
Cost of revenues:
   Cost of software licenses                         --            1,968              710            7,428
   Cost of consulting and services                   --          121,008           89,425           84,439
                                            -----------      -----------      -----------      -----------
     Total cost of revenues                          --          122,976           90,135           91,867
                                            -----------      -----------      -----------      -----------
     Gross profit                                    --          441,596          195,873          300,030
                                            -----------      -----------      -----------      -----------
Operating costs and expenses:
   Selling, general and administrative        1,522,757        3,316,961        1,649,082        2,003,064
   Research and development                     421,087          445,162          216,976          267,514
                                            -----------      -----------      -----------      -----------
     Total operating costs and expenses       1,943,844        3,762,123        1,866,058        2,270,578
                                            -----------      -----------      -----------      -----------
     Loss from operations                    (1,943,844)      (3,320,527)      (1,670,185)      (1,970,548)
Other income and expenses:
   Interest expense                            (450,563)        (924,842)        (527,534)        (809,465)
   Other income                                   9,750               --               --               --
                                            -----------      -----------      -----------      -----------
     Total other income and expenses           (440,813)        (924,842)        (527,534)        (809,465)
                                            -----------      -----------      -----------      -----------
     Net loss                               $(2,384,657)     $(4,245,369)     $(2,197,719)     $(2,780,013)
                                            ===========      ===========      ===========      ===========
Basic and diluted loss per
   share (Note 2)                           $    (91.69)     $    (30.70)     $    (16.55)     $    (18.53)
                                            -----------      -----------      -----------      -----------
Weighed average common shares
   used in basic and diluted (Note 2)            26,008          138,305          132,755          150,051
                                            -----------      -----------      -----------      -----------


    The accompanying notes are an integral part of these financial statements.

DIGITAL LAVA INC.

Statement of Stockholders' Deficit
------------------------------------------------------------------------------------------------------------------------------------
                                                                        Series A Convertible               Series B Convertible
                                                                           Preferred Stock                   Preferred Stock
                                                                    ----------------------------------------------------------------
                                                                      Shares           Amount             Shares       Amount
                                                                    -----------      -----------        ---------     --------
Balance, December 31, 1995                                               89,852      $         9            1,799     $     --
    Issuance of convertible preferred stock for cash                         --               --            2,506           --
    Issuance of convertible preferred stock warrants
       in conjunction with notes payable                                     --               --               --           --
    Issuance of convertible preferred stock warrants
       for services                                                          --               --               --           --
    Modification of outstanding convertible preferred
       stock warrants                                                        --               --               --           --
    Issuance of convertible preferred stock for services                     --               --              388           --
    Issuance of convertible preferred stock in exchange
       for elimination of anti-dilution rights                               --               --              939           --
    Issuance of common stock warrants in
       conjunction with notes payable                                        --               --               --           --
    Issuance of common stock for services                                    --               --               --           --
    Net loss                                                                 --               --               --           --
                                                                    -----------      -----------        ---------     --------
Balance, December 31, 1996                                               89,852                9            5,632           --

    Issuance of common stock warrants in
       conjunction with notes payable                                        --               --               --           --
    Issuance of common stock warrants for services                           --               --               --           --
    Modification of outstanding convertible preferred
       stock warrants                                                        --               --               --           --
    Modification of outstanding common stock warrants                        --               --               --           --
    Issuance of common stock for services                                    --               --               --           --
    Options issued by management and principal stockholders for
       services performed by consultants                                     --               --               --           --
    Issuance of common stock for elimination of
       anti-dilution rights                                                  --               --               --           --
    Net loss                                                                 --               --               --           --
                                                                    -----------      -----------        ---------     --------
Balance, December 31, 1997                                               89,852                9            5,632           --
Unaudited:
    Modification of outstanding convertible preferred
       stock warrants                                                        --               --               --           --
    Modification of outstanding common stock warrants                        --               --               --           --
    Issuance of common stock warrants for services                           --               --               --           --
    Issuance of common stock warrants in
     conjunction with notes payable                                          --               --               --           --
    Modification of options issued by management and principal
       stockholders for services performed by consultants                    --               --               --           --
    Net loss
                                                                    -----------      -----------        ---------     --------
Balance, June 30, 1998 (unaudited)                                       89,852      $         9            5,632     $     --
                                                                    ===========      ===========        =========     ========


                                                                     Series B-1 Convertible       Series C Convertible
                                                                        Preferred Stock             Preferred Stock
                                                                    ---------------------------------------------------------
                                                                      Shares        Amount        Shares         Amount
                                                                    ----------     --------     -----------     --------

Balance, December 31, 1995                                                 610     $     --              --         $   --
    Issuance of convertible preferred stock for cash                       333           --           2,498             --
    Issuance of convertible preferred stock warrants
       in conjunction with notes payable                                    --           --              --             --
    Issuance of convertible preferred stock warrants
       for services                                                         --           --              --             --
    Modification of outstanding convertible preferred
       stock warrants                                                       --           --              --             --
    Issuance of convertible preferred stock for services                    --           --             832             --
    Issuance of convertible preferred stock in exchange
       for elimination of anti-dilution rights                              --           --              --             --
    Issuance of common stock warrants in
       conjunction with notes payable                                       --           --              --             --
    Issuance of common stock for services                                   --           --              --             --
    Net loss                                                                --           --              --             --
                                                                    ----------     --------     -----------       --------
Balance, December 31, 1996                                                 943           --           3,330             --

    Issuance of common stock warrants in
       conjunction with notes payable                                       --           --              --             --
    Issuance of common stock warrants for services                          --           --              --             --
    Modification of outstanding convertible preferred
       stock warrants                                                       --           --              --             --
    Modification of outstanding common stock warrants                       --           --              --             --
    Issuance of common stock for services                                   --           --              --             --
    Options issued by management and principal stockholders for
       services performed by consultants                                    --           --              --             --
    Issuance of common stock for elimination of
       anti-dilution rights                                                 --           --              --             --
    Net loss                                                                --           --              --             --
                                                                    ----------     --------     -----------       --------
Balance, December 31, 1997                                                 943           --           3,330             --
Unaudited:
    Modification of outstanding convertible preferred
       stock warrants                                                       --           --              --             --
    Modification of outstanding common stock warrants                       --           --              --             --
    Issuance of common stock warrants for services                          --           --              --             --
    Issuance of common stock warrants in
     conjunction with notes payable                                         --           --              --             --
    Modification of options issued by management and principal
       stockholders for services performed by consultants                   --           --              --             --
    Net loss
                                                                    ----------     --------     -----------       --------
Balance, June 30, 1998 (unaudited)                                         943     $     --           3,330       $     --
                                                                    ==========     ========     ===========       ========







                                                                           Common Stock              Additional
                                                                    --------------------------        Paid-In        Accumulated
                                                                      Shares          Amount          Capital          Deficit
                                                                    -----------     -----------     -----------      -----------
Balance, December 31, 1995                                                   --       $      --     $   216,991      $  (338,272)
    Issuance of convertible preferred stock for cash                         --              --         469,680               --
    Issuance of convertible preferred stock warrants
       in conjunction with notes payable                                     --              --         803,170               --
    Issuance of convertible preferred stock warrants
       for services                                                          --              --          50,800               --
    Modification of outstanding convertible preferred
       stock warrants                                                        --              --          35,000               --
    Issuance of convertible preferred stock for services                     --              --         110,000               --
    Issuance of convertible preferred stock in exchange
       for elimination of anti-dilution rights                               --              --               1               --
    Issuance of common stock warrants in
       conjunction with notes payable                                        --              --           2,500               --
    Issuance of common stock for services                               112,315              11         101,185               --
    Net loss                                                                 --              --              --       (2,384,657)
                                                                    -----------     -----------     -----------      -----------
Balance, December 31, 1996                                              112,315              11       1,789,327       (2,722,929)

    Issuance of common stock warrants in
       conjunction with notes payable                                        --              --         501,319               --
    Issuance of common stock warrants for services                           --              --           5,100               --
    Modification of outstanding convertible preferred
       stock warrants                                                        --              --         153,535               --
    Modification of outstanding common stock warrants                        --              --          59,663               --
    Issuance of common stock for services                                 4,440              --          10,000               --
    Options issued by management and principal stockholders for
       services performed by consultants                                     --              --         832,089               --
    Issuance of common stock for elimination of
       anti-dilution rights                                              16,648               2              (2)              --
    Net loss                                                                 --              --              --       (4,245,369)
                                                                    -----------     -----------     -----------      -----------
Balance, December 31, 1997                                              133,403              13       3,351,031       (6,968,298)
Unaudited:
    Modification of outstanding convertible preferred
       stock warrants                                                        --              --          30,978               --
    Modification of outstanding common stock warrants                        --              --          10,050               --
    Issuance of common stock warrants for services                           --              --          46,020               --
    Issuance of common stock warrants in
     conjunction with notes payable                                          --              --         295,419               --
    Modification of options issued by management and principal
       stockholders for services performed by consultants                    --              --         346,400               --
    Net loss                                                                 --              --              --       (2,780,013)
                                                                    -----------     -----------     -----------      -----------
Balance, June 30, 1998 (unaudited)                                      133,403     $        13     $ 4,079,898      $(9,748,311)
                                                                    ===========     ===========     ===========      ===========


                                                                           Total
                                                                        -----------
Balance, December 31, 1995                                              $  (121,272)
    Issuance of convertible preferred stock for cash                        469,680
    Issuance of convertible preferred stock warrants
       in conjunction with notes payable                                    803,170
    Issuance of convertible preferred stock warrants
       for services                                                          50,800
    Modification of outstanding convertible preferred
       stock warrants                                                        35,000
    Issuance of convertible preferred stock for services                    110,000
    Issuance of convertible preferred stock in exchange
       for elimination of anti-dilution rights                                    1
    Issuance of common stock warrants in
       conjunction with notes payable                                         2,500
    Issuance of common stock for services                                   101,196
    Net loss                                                             (2,384,657)
                                                                        -----------
Balance, December 31, 1996                                                 (933,582)

    Issuance of common stock warrants in
       conjunction with notes payable                                       501,319
    Issuance of common stock warrants for services                            5,100
    Modification of outstanding convertible preferred
       stock warrants                                                       153,535
    Modification of outstanding common stock warrants                        59,663
    Issuance of common stock for services                                    10,000
    Options issued by management and principal stockholders for
       services performed by consultants                                    832,089
    Issuance of common stock for elimination of
       anti-dilution rights                                                      --
    Net loss                                                             (4,245,369)
                                                                        -----------
Balance, December 31, 1997                                               (3,617,245)
Unaudited:
    Modification of outstanding convertible preferred
       stock warrants                                                        30,978
    Modification of outstanding common stock warrants                        10,050
    Issuance of common stock warrants for services                           46,020
    Issuance of common stock warrants in
     conjunction with notes payable                                         295,419
    Modification  of options issued by management and principal
       stockholders for services performed by consultants                   346,400
    Net loss                                                             (2,780,013)
                                                                        -----------
Balance, June 30, 1998 (unaudited)                                      $(5,668,391)
                                                                        ===========


   The accompanying notes are an integral part of these financial statements.

DIGITAL LAVA INC.

Statement of Cash Flows
--------------------------------------------------------------------------------------------------------------
                                                                                          Six Months
                                                     Year Ended December 31,            Ended June 30,
                                                  ----------------------------   -----------------------------
                                                      1996            1997           1997             1998
                                                  ------------    ------------   -------------    ------------
Cash flows from operating activities:                                                      (Unaudited)
    Net loss                                      $(2,384,657)    $(4,245,369)    $(2,197,719)    $(2,780,013)
    Adjustments to reconcile net income
     to net cash provided by (used in)
     operating activities:
       Deferred costs                                      --              --              --         (96,672)
       Deferred revenues                                   --              --              --         733,121
       Depreciation and amortization                   31,891         104,890          29,910         111,711
       Amortization of debt discount                  396,368         716,433         440,976         293,785
       Compensation from grant of non-employee
         stock options and warrants                   261,996         866,589         851,705         392,420
    Changes in assets and liabilities
     affecting operating cash flows:
       Accounts receivables                                --        (167,112)       (130,213)       (458,742)
       Other assets                                        --          (3,406)             --         (20,941)
       Accounts payable                                12,006         334,601          30,240         (87,824)
       Accrued interest                                57,279          15,411          59,958         517,630
       Accrued expenses                               (39,845)        182,160          85,710         240,442
                                                  -----------     -----------     -----------     -----------
Net cash used in operating activities              (1,664,962)     (2,195,803)       (829,433)     (1,155,083)
                                                  -----------     -----------     -----------     -----------
Cash flows used in investing activities:
    Acquisition of fixed assets                      (105,519)        (55,620)        (48,060)        (23,992)
                                                  -----------     -----------     -----------     -----------
Cash flows from financing activities:
    Proceeds from notes payable                     1,300,000       2,869,500       1,644,500       1,050,000
    Repayment of notes payable                             --        (450,000)       (450,000)             --
    Proceeds from issuance of preferred stock         469,680              --              --              --
                                                  -----------     -----------     -----------     -----------
Net cash provided by financing activities           1,769,680       2,419,500       1,194,500       1,050,000
                                                  -----------     -----------     -----------     -----------
Net increase (decrease) in cash and cash
 equivalents                                             (801)        168,077         317,007        (129,075)
Cash and cash equivalents at beginning of
 period                                                 5,986           5,185           5,185         173,262
                                                  -----------     -----------     -----------     -----------
Cash and cash equivalents at end of period        $     5,185     $   173,262     $   322,192     $    44,187
                                                  ===========     ===========     ===========     ===========


    The accompanying notes are an integral part of these financial statements.

DIGITAL LAVA INC.

Notes to Financial Statements
--------------------------------------------------------------------------------

1.   Nature of Business and Reorganization

     Nature of Business

     Digital Lava Inc. (the "Company") develops and markets video publishing software applications for corporate training, communications, distance learning, research and other applications. The Company's technology allows users to organize and manage video content, link video to other types of files and publish video with all of the linked information on CD-ROM or DVD, corporate intranets or the public Internet.

     Reorganization

     The Company originally operated as LAVA L.L.C., a New Jersey limited liability company (the "LLC") which was formed in July 1995. Pursuant to a Merger Agreement dated November 26, 1996 by and among Digital Lava Inc., a Delaware Corporation formed in June 1996 specifically for the purpose of this merger, and the LLC, the ownership interests in the LLC were exchanged for shares of series A, B, B-1 and C convertible preferred stock of Digital Lava Inc. (hereinafter all references to the Company refer to Digital Lava Inc. and its predecessor, the LLC). The accompanying financial statements and footnotes reflect the reorganization for all periods presented.

2.   Summary of Significant Accounting Policies

     Basis of presentation

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. Since inception, the Company has suffered recurring losses and negative cash flows from operations, has deficits in working capital and stockholders' equity, and expects to incur future losses. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations as they come due. In this regard, management has implemented a plan to raise additional equity financing through an initial public offering and believes that such financing, together with existing cash balances and other sources of liquidity (i.e., debt, equity, etc), will be sufficient to meet its cash needs. The accompanying financial statements do not include any adjustments relating to the recoverability of the carrying amount of recorded assets or the amount of liabilities that might result from the outcome of these uncertainties.

     Unaudited interim information

     The information presented as of June 30, 1998, and for the six month periods ended June 30, 1997 and 1998, has not been audited. In the opinion of management, the unaudited interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's financial position as of June 30, 1998, and the results of its operations and its cash flows for the six months ended June 30, 1997 and 1998, and the stockholders deficit for the six months ended June 30, 1998.

DIGITAL LAVA INC.

Notes to Financial Statements
--------------------------------------------------------------------------------


     Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the management of the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Cash equivalents

     The Company considers all highly liquid investments purchased with an initial maturity of 90 days or less to be cash equivalents and investments with original maturities of greater than 90 days to be short-term investments.

     Fair value of financial instruments

     All current assets and liabilities are carried at cost, which approximates fair value because of the short maturity of those instruments.

     Concentration of risk

     Financial instruments which potentially subject the Company to concentration of credit risk consists primarily of accounts receivable. The company maintains an allowance for uncollectable accounts receivable based upon expected collectibility and generally does not require collateral. At December 31, 1997, no allowance for uncollectable accounts was deemed necessary by management. For the year ended December 31, 1997, one customer accounted for approximately 43% of the Company's total net revenues.

     Property and equipment

     Property and equipment comprised of computer and office equipment and is stated at cost, less accumulated depreciation of $67,002 at December 31, 1997. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, generally 3 to 7 years. Maintenance and repair expenses are charged to operations as incurred.

     Revenue recognition

     Revenues from the licensing of the Company's software products are recognized upon shipment to the customer, pursuant to an executed software licensing agreement when no significant vendor obligations exist and collection is probable. If acceptance by the customer is required, revenue is recognized upon customer acceptance. Consulting and service revenues consist of short-term professional service contracts, such as system development, consulting and video encoding and capsule creation, are deferred until significant contractual obligations have been fulfilled. Costs associated with professional service contracts, such as salaries and materials, are deferred until the related revenue is recognized.

DIGITAL LAVA INC.

Notes to Financial Statements
--------------------------------------------------------------------------------


     Software development costs

     Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional costs would be capitalized. Through December 31, 1997, software development has been substantially completed concurrently with the establishment of technological feasibility and, accordingly, no costs have been capitalized.


     Income taxes

     Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax asset will not be realized.

     Prior to November 1996, the Company operated as a limited liability company that was treated as a partnership for federal and state income tax purposes. As a result, all federal and state tax matters for the Company prior to November 1996 are the responsibility of the members. There are no pro forma income taxes presented for the period from January 1, 1996 to November 1996 as the Company incurred losses for both book and tax purposes.

     Stock based compensation

     As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, the Company accounts for its stock-based compensation arrangements pursuant to APB Opinion No. 25, Accounting for Stock Issued to Employees. In accordance with the provisions of SFAS No. 123, the Company discloses the pro forma effects of accounting for these arrangements using the minimum value method to determine fair value.

     Loss per share

     Basic earnings per share ("Basic EPS") is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share ("Diluted EPS") gives effect to all dilutive potential common shares outstanding during a period. In computing Diluted EPS, the treasury stock method is used in determining the number of shares assumed to be purchased from the conversion of common stock equivalents. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued for nominal consideration prior to the anticipated effective date of the initial public offering ("IPO"), are included in the calculation of basic and diluted net loss per share as if they were outstanding for all periods presented.

     Net loss per share for the years ended December 31, 1996 and 1997 does not include the effect of 99,757 (997,570 on an as-if converted basis) shares of convertible preferred stock outstanding, 5,550 and 42,842, respectively, of stock options outstanding with a weighted average exercise price of $9.01 per share, 17,370 (173,670 on an as-if converted basis) warrants to purchase outstanding shares of a series A convertible preferred stock with exercise prices ranging from $38.29 to $180.20 per share, or

DIGITAL LAVA INC.

Notes to Financial Statements
--------------------------------------------------------------------------------


     27,747 and 435,984, respectively, of warrants to purchase common stock with exercise prices ranging from $3.83 to $11.26 per share, because their effects are anti-dilutive.

     New accounting pronouncements

     Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, Reporting Comprehensive Income ("SFAS 130"). SFAS No. 130 establishes standards for reporting comprehensive income, defined as all changes in equity from nonowner sources. Adoption of SFAS No. 130 did not have a material effect on the Company's financial position or results of operations.

     Effective January 1, 1998, the Company adopted the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way public enterprises report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to stockholders. Adoption of SFAS No. 131 did not have a material effect on the Company's financial position or results of operations.

     Effective January 1, 1998, the Company adopted American Institute of Certified Public Accountants Statement of Position 97-2, Software Revenue Recognition (SOP 97-2). SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements such as software products, upgrades, enhancements, post-contract customer support, installation and training to be allocated to each element based on the relative fair values of the elements. The adoption of SOP 97-2 did not have an effect on the Company's financial position or results of operations.

3.   Accrued Expenses

     Accrued expenses comprised the following:

                                                     December 31,
                                                        1997
                                                     -----------

     Accrued payroll                                  $46,097
     Other accrued liabilities                         14,054
                                                      -------
                                                      $60,151
                                                      =======

4.   Related Party Transactions

     In January 1997, certain members of management and principal stockholders of the Company granted a consultant options to acquire up to 15,724 of their shares of series A convertible preferred stock and 22,463 of their shares of common stock in exchange for services provided to the Company. The options have an exercise price of $45.05 per share of series A convertible preferred stock and $4.51 per share of common stock. The Company has recorded the fair value of the options, in the amount of

DIGITAL LAVA INC.

Notes to Financial Statements
--------------------------------------------------------------------------------


     $754,554 as a contribution of capital by the stockholders and as general and administrative expense. As discussed in Note 12, these options were amended in May 1998.

     In December 1997, certain members of management and principal stockholders of the Company granted options to acquire 1,665 of their shares of series A convertible preferred stock to a consultant in exchange for certain legal and advisory services provided to the Company. The options have an exercise price of $45.05 per share. The Company has recorded the fair value of the options, in the amount of $77,535, as a contribution of capital by the stockholders and as general and administrative expense. As discussed in
     Note 12, these options were amended in May 1998.

     Since inception, the Company has received ongoing consulting and legal services from stockholders. Services rendered for years ended December 31, 1996 and 1997, amounted to $244,316 and $235,669, respectively, of which $153,475 is included in accounts payable at December 31, 1997.

5.   Notes Payable

                                                              December 31,
                                                                 1997
                                                             ------------
     Notes payable:
       Notes payable ................................        $ 2,117,500
       Convertible notes payable ....................            902,000
       Secured convertible notes payable ............            700,000
                                                             -----------
                                                               3,719,500
       Less: debt discount ..........................           (267,412)
                                                             -----------
                                                             $ 3,452,088
                                                             ===========

     Notes payable

     From March 1996 to July 1996, the Company issued an aggregate of $750,000 in unsecured promissory notes. The notes, as amended, bear interest at rates ranging from 9% to 12% per annum and are due and payable on the earlier of December 31, 1998 or upon the date the Company obtains financing in which gross proceeds exceed $3.5 million. In conjunction with the issuance of the notes, the holders were granted warrants to purchase 10,821 shares of series A convertible preferred stock at exercise prices ranging from $67.58 to $180.20 per share. The value of the warrants at the time of issuance of $535,400 was determined using the Black-Scholes model and amortized as interest expense over the initial term of the notes. In July 1996 and February and August 1997, in exchange for waiving the acceleration of the maturity date caused by the Company raising additional financing in excess of a specified amount and extending the maturity date of the notes until December 31, 1998, the exercise price of the warrants were reduced to prices ranging from $45.05 to $67.58. The total incremental difference between the value of the warrants before and after the modification of the terms, as determined using the Black-Scholes model, was $35,000 and $140,535 for the years ended December 31, 1996 and December 31, 1997, respectively, and is being amortized as interest expense over the remaining life of the debt. The warrants are exercisable at any time prior to dates ranging from March 2006 to July 2006. None of the warrants have been exercised as of June 30, 1998.

DIGITAL LAVA INC.

Notes to Financial Statements
--------------------------------------------------------------------------------


     In February and March 1997, the Company issued an aggregate of $200,000 in unsecured promissory notes. The notes, as amended, bear interest at 12% per annum and are due and payable on the earlier of December 31, 1998 or upon the date the Company obtains financing in which gross proceeds exceed $3.5 million. In conjunction with the issuance of the notes, the holders of the notes were granted warrants to purchase 23,431 shares of common stock at an exercise price of $6.76. The value of the warrants at the time of issuance of $18,156 was determined using the Black-Scholes model and was amortized as interest expense over the initial term of the notes. In August 1997, in exchange for waiving the acceleration of the maturity date of the notes caused by the Company raising additional financing in excess of a specified amount until December 31, 1998, the exercise price of the warrants was reduced to $4.51. The total incremental difference between the value of the warrants before and after the modification of the warrant terms, as determined using the Black-Scholes model, was $8,444 and is being amortized as interest expense over the remaining life of the notes. The warrants are exercisable at any time prior to March 2007. None of the warrants have been exercised as of June 30, 1998.

     In September 1996, the Company completed a private placement of 9 units to new investors, each consisting of a $50,000 senior promissory note which bears interest at 12% per annum and was due and payable on the earlier of April 3, 1997 or upon the date the Company obtains financing in which gross proceeds exceed $1.5 million. In addition, each unit included warrants to purchase 555 shares of series A convertible preferred stock at an exercise price of $112.63 per share. Proceeds received from the offering of $450,000 were repaid in April 1997. The value of the 4,995 warrants at the time of issuance of $258,970 was determined using the Black-Scholes model and was amortized as interest expense over the period the notes were outstanding. The warrants are exercisable at any time prior to September 2006. None of the warrants have been exercised as of June 30, 1998.

     During the period from December 1996 to February 1997, the Company completed a private placement of 7 units to existing investors, each consisting of a $50,000 senior promissory note which bears interest at 12% per annum and, through various amendments, is payable on the earlier of December 31, 1998 or upon the date the Company obtains financing in which gross proceeds exceed $2.0 million. In addition, each unit included warrants to purchase 5,549 shares of common stock at an exercise price of $11.26 per share. Proceeds from the offering totaled $350,000. The total value of the 38,843 warrants at the time of issuance of $8,500 was determined using the Black-Scholes model and was amortized as interest expense over the initial term of the notes. In August 1997, in exchange for the waiving the acceleration of the maturity date of the notes caused by the Company raising additional financing in excess of a specified amount until December 31, 1998, the exercise price of the warrants was reduced to $6.76. The incremental difference between the value of the warrants before and after the modification of the terms, as determined using the Black-Scholes model, was $16,800 and is being amortized as interest expense over the remaining life of the debt. The warrants are exercisable at any time prior to February 2007. None of the warrants have been exercised as of June 30, 1998.

     During the period from April 1997 to May 1997, the Company completed a private placement of 32.7 units to new investors, each consisting of a $25,000 senior promissory note, which bears interest at 6% per annum and, as amended, is due and payable on the earlier of (i) dates ranging from April 15 1998 to May 30, 1998 or (ii) upon the closing of an initial public offering. In addition, each unit included warrants to purchase 2,775 shares of common stock at an exercise price of $9.01 per share. Proceeds from the offering totaled $817,500. The value of the 90,743 warrants at the time of issuance of $58,043

DIGITAL LAVA INC.

Notes to Financial Statements
--------------------------------------------------------------------------------


     was determined using the Black-Scholes model and was amortized as interest expense over the initial term of the notes. In October and November 1997, in exchange for extending the maturity date of the notes until December 31, 1998, the exercise price of the warrants was reduced to $8.11 per share. The incremental difference between the value of the warrants before and after the modification of the terms of the warrants, as determined using the Black-Scholes model, was $8,175 and was amortized as interest expense over the remaining life of the debt. The warrants are exercisable at any time prior to dates ranging from April 2003 to May 2005. None of the warrants have been exercised as of June 30, 1998. As of May 30, 1998, the Company was in default of the repayment terms of these notes. As described in Note 12, the Company renegotiated the terms for promissory notes with an aggregate principle amount of $630,000 and amended the notes for the remaining $187,500.

     Convertible notes payable

     During the period from June 1997 to July 1997, the Company completed a private placement of 36.08 units to new investors, each consisting of a $25,000 convertible promissory note which bears interest at 6% per annum and were due and payable on the earlier of (i) dates ranging from June 25, 1998 to July 28, 1998 or (ii) upon the closing of an initial public offering. In addition, each unit included warrants to purchase 2,775 shares of common stock at an exercise price of $8.74 per share. Proceeds from the offering totaled $902,000. Outstanding principal and accrued interest is mandatorily convertible upon the date the Company obtains financing in which gross proceeds exceed $3.5 million at a price equal to the price obtained in the equity offering. The value of the 100,122 warrants at the time of issuance of $114,554 was determined using the Black-Scholes model and was amortized as interest expense over the original maturity of the notes. In December 1997, in exchange for extending the maturity date of the notes, the exercise price of the warrants was reduced to $7.30 per share. The incremental difference between the value of the warrants before and after the modification of the terms of the warrants, as determined using the Black-Scholes model, was $19,844 and is being amortized as interest expense over the remaining life of the debt. The warrants are exercisable at any time prior to dates ranging from June to July 2005. None of the warrants have been exercised as of June 30, 1998. As of July 28, 1998, the Company was in default of the repayment terms of the notes and as such they are no longer convertible. As described in Note 12, the Company renegotiated the terms for promissory notes with an aggregate principle amount of $702,000. The remaining promissory notes with an aggregate principle amount of $200,000 remain in default.

     Secured convertible notes payable

     In November and December 1997, the Company completed a bridge financing of 70 units (the "Bridge Units") to investors, each consisting of a $10,000 secured convertible promissory note which bears interest at 12% per annum plus a one time fee of 10% of the principal amount loaned ("10% Success Fee") payable upon the payment of the note which is due and payable on the earlier of (i) November 20, 1998, (ii) upon the closing of an initial public offering or (iii) upon the date the Company obtains financing in which gross proceeds exceed $5.0 million. In addition, each unit included warrants to purchase 1,180 shares of common stock at an exercise price of $8.56 per share. Proceeds from the offering totaled $700,000 as of December 31, 1997. Outstanding principal, accrued interest and the 10% Success Fee is convertible at each holder's option based on a $15 million valuation of the Company or at a price equal to the price obtained in a private placement of equity securities. The 10% Success Fee and the value of the 82,600 warrants granted at the time of issuance of $168,812 are being

DIGITAL LAVA INC.

Notes to Financial Statements
--------------------------------------------------------------------------------


     amortized as interest expense over the period the notes are outstanding. The warrants are exercisable at any time prior to February 2003. None of the warrants have been exercised as of June 30, 1998

     Finder warrants

     In September 1996, in connection with the September 1996 issuance of promissory notes, the Company issued warrants to purchase 444 shares of series A convertible preferred stock at exercise prices ranging from $112.63 to $180.20 per share as a finders fee. The value of the warrants granted of $8,800 was determined using the Black-Scholes model and was amortized as debt issuance costs over the period the notes were outstanding. The warrants are exercisable at any time prior to September 30, 2006. None of the warrants have been exercised as of June 30, 1998.

     In connection with the April 1997 to July 1997 private placements of promissory notes, the Company issued warrants to purchase 61,378 shares of common stock at exercise prices ranging form $8.74 to $11.26 per share as a finders fee. The value of the warrants granted of $79,005 was determined using the Black-Scholes model and was amortized as debt issuance costs over the original maturity date of the related notes. The warrants are exercisable at any time prior to dates ranging from February 2003 to July 2008. None of the warrants have been exercised as of June 30, 1998.

     In connection with the November and December 1997 bridge financing, the Company issued warrants to purchase 27,748 shares of common stock at an exercise price of $8.56 per share as a finders fee. The value of the warrants granted of $56,750 was determined using the Black-Scholes model and was amortized as debt issuance costs over the original maturity date of the related notes. The warrants are exercisable at any time prior to February 2003. None of the warrants have been exercised as of June 30, 1998.

     Amortization of debt issue costs for the year ended December 31, 1996 and 1997 was $9,910 and $59,889, respectively, of which $91,167 of unamortized costs is included in other current assets at December 31, 1997.

6.   Convertible Preferred Stock

     Convertible preferred stock, $.0001 par value, consists of the following:

                                             Shares Issued     Liquidation
                                            and Outstanding     Preference
                                 Shares       December 31,     December 31,
       Series:                 Authorized         1997            1997
                               ----------    --------------   -------------
           A                      966,065          89,852      $  809,565
           B                       50,740           5,632         507,400
           B-1                      8,500             943          85,000
           C                       30,000           3,330         225,000
           Undesignated         3,944,695              --              --
                               ----------      ----------      ----------
                                5,000,000          99,757      $1,626,965
                               ==========      ==========      ==========

DIGITAL LAVA INC.

Notes to Financial Statements
--------------------------------------------------------------------------------


     The Company has reserved 17,370 shares of series A preferred stock for the exercise of series A warrants issued.

     From August 1995 to June 1996, the Company sold 4,304, 943 and 2,498 shares of series B, B-1 and C convertible preferred stock, respectively, in a private placement raising gross proceeds of $686,599.


     During the year ended December 31, 1996, the Company issued 388 and 832 shares of series B and C convertible preferred stock, respectively, for services. The fair market value of the stock issued of $110,000 was recognized as general and administrative expense.

     Conversion and voting rights

     Each issued share of convertible preferred stock is convertible, in full and not in part, into ten shares of common stock, subject to certain adjustments, at the option of the holder and automatically converts upon the completion of an underwritten public offering. A total of 997,570 shares of common stock have been reserved for issuance in the event of the conversion of convertible preferred stock. Each share of preferred stock has a number of votes equal to the number of shares of common stock into which it is convertible.

     Dividends

     Each series of preferred stock issued is entitled to receive dividends when and if declared by the Board. The dividends are noncumulative and payable in preference to any dividends on common stock. As of December 31, 1997, the Company had not declared any dividends.

     Liquidation

     In the event of liquidation, the series C preferred shareholders are entitled to receive, prior to any distribution to any other shareholders, approximately $67.58 per share plus all declared and unpaid dividends. The series B and B-1 preferred shareholders are entitled to receive, after distribution to series C preferred shareholders and prior to any distribution to any other shareholders, approximately $90.10 per share plus all declared and unpaid dividends. The series A preferred shareholders are entitled to receive, after distribution to series C, B and B-1 preferred shareholders and prior to any distribution to any other shareholders, approximately $9.01 per share plus all declared and unpaid dividends. In addition, the series A preferred shareholders are entitled to share ratably with the holders of common stock in any remaining distribution.

     Anti-dilution

     Holders of series B, B-1 and C convertible preferred stock conversion prices are subject to anti-dilution protection for issuances by the Company of additional equity shares. In November 1996, in exchange for the issuance of 939 additional shares of series B convertible preferred stock, holders of the series B convertible preferred stock agreed to cancel their anti-dilution protection provision. Also, in August 1997, in exchange for the issuance of 16,648 shares of common stock and warrants to purchase 16,648 shares of common stock at an exercise price of $9.01 per share, the holder of the series C convertible preferred stock

DIGITAL LAVA INC.

Notes to Financial Statements
--------------------------------------------------------------------------------


     agreed to cancel the anti-dilution protection provision contained in the original agreement.

7.   Common Stock

     In November 1996, the Company issued 112,315 shares of common stock to an officer of the Company. The fair market value of common stock issued of $101,196 was recognized as compensation expense.

     In January and March 1997, the Company issued an aggregate of 4,440 shares of common stock in exchange for consulting services. The fair market value of the common stock at the time of issuance of $10,000 was recognized as general and administrative expense.

8.   Warrants

     In November 1996, in exchange for legal services provided, the Company issued warrants to purchase 1,110 shares of series A convertible preferred stock at an exercise price of $135.15 per share. The value of the warrants granted of $50,800 was determined using the Black-Scholes model and was recognized as general and administrative expense. In August 1997, in consideration for additional legal services performed, the strike price of the warrants were reduced to $67.58 per share. The incremental difference between the value of the warrants before and after the modification of $13,000 was recognized as general and administrative expense. The warrants are exercisable at any time prior to November 2006. None of the warrants have been exercised as of June 30, 1998.

     In January 1997, in exchange for legal services provided, the Company issued warrants to purchase 11,099 shares of common stock at an exercise price of $13.52 per share. The value of the warrants granted of $5,100 was determined using the Black-Scholes model and was recognized as general and administrative expense. In August 1997, in consideration for additional legal services performed, the strike price of the warrants were reduced to $6.76 per share. The incremental difference between the value of the warrants before and after the modification of $6,400 was recognized as general and administrative expense. The warrants are exercisable at any time prior to dates ranging from June to December 2003. None of the warrants have been exercised as of June 30, 1998.

     A number of the warrants granted to consultants and in connection with the debt offerings during 1996 and 1997 contain anti-dilution provisions requiring adjustment, if at a later date, securities are issued at prices below the respective warrants exercise price. The following table is a summary of the shares issuable upon exercise of warrants outstanding as of December 31, 1997 as adjusted for events which have triggered anti-dilution provisions contained in the respective warrant agreements:

DIGITAL LAVA INC.

Notes to Financial Statements
--------------------------------------------------------------------------------

                                                                 Common        Exercise
                                                                 Shares         Price
                                                                Issuable         Per
                                              Expiration          Upon          Common
Issuance Date                                    Date           Exercise         Share
                                            ----------------  ------------   ------------
         March 1996                           March 2006         55,494      $    4.5050
         July 1996                            July 2006          52,719           4.5050
         September 1996                       September 2006     65,368           9.8867
         September 1996                       September 2006      3,014          14.5998
         November 1996                        November 2006      11,668           6.4277
         December 1996                        February 2007      22,198           6.7575
         January 1997                         January 2007       11,668           6.4277
         February 1997                        February 2007      16,648           6.7575
         February 1997                        March 2007         11,715           6.7575
         March 1997                           March 2007         11,715           6.7575
         April 1997                           April 2003         57,159           8.1090
         May 1997                             May 2003           33,574           8.1090
         May 1997                             May 2003           46,365          11.2625
         June 1997                            June 2005          44,519           7.3675
         July 1997                            July 2005          77,973           7.3675
         August 1997                          August 2007        16,648           9.0100
         November 1997                        February 2003      57,225           8.4865
         December 1997                        February 2003      53,060           8.4865
                                                                -------      -----------
         Total shares and average exercise
           price                                                648,730      $    7.6996
                                                                =======      ===========

9.   Employee Benefits

     1996 stock option plan

     The Company's 1996 Stock Option Plan (the "1996 Option Plan") permits the grant of both "incentive stock options" designed to qualify under the Internal Revenue Code Section 422 and non-qualified stock options. Incentive stock options may only be granted to employees of the Company whereas non-qualified stock options may be granted to non-employees, directors and consultants. A total of 166,482 shares of Common Stock have been reserved for issuance under the 1996 Option Plan. Each option, once vested, allows the optionee the right to purchase one share of the Company's Common Stock. The Board of Directors determines the exercise price of the options; options granted to date generally vest ratably over four years and expire ten years from the date of grant. Compensation expense equal to the difference between the assumed fair value of the Company's Common Stock at the grant date and the exercise price of the options, if any, is recognized ratably over the vesting period.

     Stock option activity can be summarized as follows:

DIGITAL LAVA INC.

Notes to Financial Statements
--------------------------------------------------------------------------------


                                                          Options Outstanding
                                                      --------------------------
                                           Options              Weighted Average
                                          Available    Shares    Exercise Price
                                         ----------   --------   ---------------
         Balance at December 31, 1995
            Authorized                    166,482
            Granted                        (6,438)       6,438     $   9.01
            Canceled                          888         (888)    $   9.01
                                         --------     --------
         Balance at December 31, 1996     160,932        5,550     $   9.01
            Granted                       (42,287)      42,287     $   9.01
            Canceled                        4,995       (4,995)    $   9.01
                                         --------     --------
         Balance at December 31, 1997     123,640       42,842     $   9.01
                                          =======     ========

     At December 31, 1997, options to purchase 42,842 shares were exercisable of which 16,010 shares were vested. Options outstanding at December 31, 1997 have a weighted average remaining contractual life of 9.5 years and weighted average exercise price of $9.01. Options granted through December 31, 1997 were granted at exercise prices in excess of fair market value at grant date. The weighted average grant-date fair value of such options granted during the years ended December 31, 1996 and 1997 under the minimum value method was less than $.01 per share.

     In October 1997, the Company accelerated the vesting of options to purchase 2,498 shares of common stock, which were granted in March 1997, and granted additional options to purchase 2,220 shares of common stock which were immediately vested to a former employee in lieu of severance pay. The assumed fair value of such options was less than $1,000 based on the Black Scholes model.

     The fair value of each option grant is estimated on the date of grant using the minimum value method as prescribed in SFAS 123. Assumptions used for options granted during the years ended December 31, 1996 and 1997 were as follows:

                                          1996         1997
                                         ------       ------

         Risk free interest rate         6.194%        6.183%
         Expected lives (years)              5             5
         Expected dividends                 --            --

     Pro forma information regarding net income or loss is required by SFAS 123. For purposes of pro forma disclosure, the estimated fair value of the options are amortized to expense over the options' vesting period. Had compensation cost for these options been determined consistent with the minimum value method pursuant to SFAS No. 123, the difference between the Company's net income as reported and as adjusted for the compensation costs for the years ended December 31, 1996 and 1997 would not have been material

     The minimum value method requires input of highly subjective assumptions in which changes in those assumptions could materially effect the fair value estimate. In addition, the minimum value method is only allowed for non-public entities, as public entities are required to include an expected volatility factor in addition to factors described above. As such, the effects on pro forma disclosures of applying SFAS 123 are not likely to be representative of the effects on pro forma disclosures of future years.

DIGITAL LAVA INC.

Notes to Financial Statements
--------------------------------------------------------------------------------


10.  Income Taxes

     There are no income tax assets, liabilities or income tax expense included in the financial statements. The Company has incurred losses since inception for both book and tax purposes and as of December 31, 1997, the Company has net operating loss carryforwards for federal and state purposes of approximately $2,800,000. Federal and state net operating loss carryforwards begin expiring in the years 2011 and 2005 respectively. These losses may be subject to limitation on future year's utilization should certain ownership changes occur.

     Temporary differences between the financial statement and tax bases of assets and liabilities are primarily attributable to net operating loss carryforwards and capitalized costs. A full valuation allowance has been provided for the entire amount of the deferred tax assets arising from these differences as a result of management's current belief that it is more likely than not that the benefits related to such temporary differences will not be realized.

11.  Commitments and Contingencies

     Operating leases

     The Company leases its facility under non-cancelable operating lease which expires in June 2000. The Company may extend the term of the lease for an additional three-year period at the then current fair market value. Rent expense under this lease was $23,582 and $51,169 for the years ended December 31, 1996 and 1997. Future minimum lease payments required under the non-cancelable operating lease are $81,738, $81,738, and $34,058 for the years ending December 31, 1998, 1999 and 2000, respectively.

     In March 1997, the Company entered into a development and two-year software licensing agreement for the development and license of software to be included and distributed with one of the Company's software products. Under the terms of the agreement, royalties are payable on a per unit basis in relation to sales volume and sales price, and include a one time payment and guaranteed minimum annual commitment. At December 31, 1997, the Company is committed to payments of $20,000 in respect of future minimum royalty obligations over the remainder of this agreement.

12.  Subsequent Events

     In January and February 1998, the Company issued 105 additional Bridge Units to investors, raising gross proceeds of $1,050,000. The 10% Success Fee and the value of the 123,900 warrants granted at the time of issuance of $253,217 are being amortized as interest expense over the period the notes are outstanding. In connection with this offering, the Company also issued additional warrants to acquire 20,582 shares of its common stock as a finder's fee. The value of such warrants at the time of issuance of $42,203 was recorded as debt issuance costs is being amortized over the life of the notes. The warrants are exercisable at any time prior to February 2003. None of the warrants have been exercised as of June 30, 1998.

DIGITAL LAVA INC.

Notes to Financial Statements
--------------------------------------------------------------------------------


     Effective January 1, 1998, the Company entered into a consulting agreement expiring on December 31, 1998. Under the terms of the agreement, the consultant is to receive $300,000, payable on the earlier of (i) the consummation of an initial public offering of the Company's common stock, or (ii) December 31, 1998, for financial and strategic advisory consulting services.

     In March 1998, in exchange for waiving the acceleration of the maturity date caused by the Company raising additional financing in excess of a specified amount and extending the maturity date of the promissory notes issued during the period from March to July 1996 until December 31, 1998, the exercise price of the warrants issued in connection with such promissory notes were reduced to $38.29 per share of series A convertible preferred stock. The total incremental difference between the value of the warrants before and after the modification of the warrant terms, as determined using the Black-Scholes model, was $30,978 and is being amortized as interest expense over the remaining life of the debt.

     In March 1998, in exchange for waiving the acceleration of the maturity date caused by the Company raising additional financing in excess of a specified amount and extending the maturity date of the promissory notes issued during the period from October 1996 to March 1997 until December 31, 1998, the exercise price of the warrants issued in connection with such promissory notes was reduced to exercise prices ranging from $3.63 to $5.63 per share of common stock. The total incremental difference between the value of the warrants before and after the modification of the warrant terms, as determined using the Black-Scholes model, was $10,050 and is being amortized as interest expense over the remaining life of the debt.

     In May 1998, the Company issued a consultant warrants to acquire 11,099 shares of its common stock at an exercise price of $4.51 per share. The value of the warrants granted of $38,100 was determined using the Black-Scholes model and was recognized as general and administrative expense. The warrants are exercisable at any time prior to May 2004. None of the warrants have been exercised as of June 30, 1998.

     Effective May 1998, certain members of management and principal stockholders of the Company (the "Founders") amended the option grant made to a consultant of the Company in January 1997 (see Note 4). Under the revised terms and in exchange for additional consulting services provided to the Company, the strike price of the options were reduced to $9.01 per share of series A convertible preferred and $.90 per share of common stock. The total incremental difference between the value of the warrants before and after the modification of the warrant terms, as determined using the Black-Scholes model, in the amount of $321,470, was recorded as a contribution of capital by the stockholders and general and administrative expense. The options are exercisable for a period of ten years.

     Effective May 1998, the Founders amended the option grant made to a consultant of the Company in December 1997 (see Note 4). Under the revised terms and in exchange for additional consulting and legal services provided to the Company, the strike price of the options were reduced to $9.01 per share of series A convertible preferred stock. The total incremental difference between the value of the warrants before and after the modification of the warrant terms, as determined using the Black-Scholes model, in the amount of $24,930, was recorded as a contribution of capital by the stockholders and general and administrative expense.

DIGITAL LAVA INC.

Notes to Financial Statements
--------------------------------------------------------------------------------


     In September 1998, the Company and two members of management entered into two-year consulting agreements effective upon the closing of the IPO. Under the terms of the agreements, the Company is required to pay bonuses of $100,000 upon the closing of the IPO and aggregate annual consulting fees of $84,000.

     In September 1998, the Company entered into a consulting agreement effective upon consummation of the IPO. Under the terms of the agreement, the Company will issue warrants to acquire an aggregate of 20,000 shares of common stock at an exercise price equal to 90% of the price obtained in the IPO.

     In September 1998, the Company entered into two-year employment agreements with certain officers of the Company effective upon consummation of the IPO. Pursuant to the agreements, upon the consummation of the IPO the Company is required to pay $120,000 in bonuses and issue options to purchase 80,000 shares of common stock at an exercise price equal to the price obtained in the initial public offering. In addition, the Company is required to pay annual aggregate salaries of $460,000.

     In September 1998, the Board of Directors increased the number of shares reserved for issuance under the 1996 Stock Option Plan to 250,000 shares.

     In September 1998, the Company entered into an agreement to settle an outstanding dispute regarding finders fees on one of the Company's note issuances. Under the terms of the agreement, the Company will issue warrants to acquire 22,198 shares of Common Stock at an exercise price of $4.05 per share and pay $62,500 in cash.

     In October 1998, the Company issued at $20,000 note payable to a principal stockholder. The note bears interest at 12% per annum and is payable in October 1999.

     Proposed public offering

     In June 1998, the Company entered into an agreement with an underwriter (the "Underwriter"), whereby the Underwriter has agreed in principle to sell shares of the Company's common stock in an IPO.

     Stock options

     In August 1998, Board of Directors declared that upon the consummation of an initial public offering, the Company will cancel certain outstanding stock options of employees and consultants and reissue fully vested stock options at an exercise price equal to the IPO price. The number of shares granted will be based on the number of stock options such employee or consultant held divided by the 1 for 9.01 reverse split.

     Recapitalization

     In August and September 1998, effective upon consummation of the IPO, the Company renegotiated the terms of an aggregate of $2,632,000 of outstanding promissory notes originally issued from March 1996 through July 1997, with the note holders. Under the revised terms, and in exchange for extending the maturity date of such notes until December 31, 1998, the Company will re-pay one-half of the face value of the notes and any 10% Success Fee in cash upon the closing of the IPO. The remaining one-

DIGITAL LAVA INC.

Notes to Financial Statements
--------------------------------------------------------------------------------


     half of the face value of the notes, accrued but unpaid interest and the outstanding warrants issued in connection with the financings will convert into common stock equal to 225% of the original principal amount of the notes based upon the IPO price per share (789,600 shares based upon an assumed initial offering price of $7.50 per share) (the "Note Conversions").

     In August and September 1998, the Company entered into agreements, effective upon consummation of the IPO, to convert outstanding warrants to acquire 114,667 shares of common stock issued in connection with the Bridge Units in exchange for 32,503 shares of common stock (the "Warrant Conversions").

     In August and September 1998, effective upon consummation of the IPO, the Company renegotiated the terms of an aggregate of $187,500 in outstanding notes payable with the note holders. Under the revised terms, the Company will re-pay one-half of the face value of the notes and accrued interest in cash upon the closing of the IPO. The remaining one-half of the face value of the notes will bear interest at 12% per annum and are due and payable on June 30, 1999.

     In September 1998, the Company's stockholders authorized the Company to amend its Certificate of Incorporation to effect a 1 for 9.01 reverse stock split applicable to all issued and outstanding shares of the Company's common and preferred stock. The Company intends to effect the amendment to its Certificate of Incorporation immediately prior to the completion of its IPO. All common and preferred shares, stock options, warrants and related per share data reflected in the accompanying financial statements and notes thereto have been adjusted to give retroactive effect to the stock split.

     In September 1998, the Company's shareholders authorized the Company to amend its Certificate of Incorporation to change the conversion rate of the series B and C convertible preferred stock to 20.0228 to 1 and 19.0258 to 1, respectively. In addition, the holder of the series C convertible preferred stock agreed to cancel warrants to acquire 16,648 shares of common stock issued in August 1997 in connection with the waiver of the anti-dilution protection provision on the series C convertible preferred stock. The Company intends to effect the amendment to its certificate of incorporation immediately prior to the completion of its IPO.

     In September 1998, effective upon completion of the IPO, officers of the Company have agreed to return 10,844 shares of common stock and 8,676 shares of series A convertible preferred stock to the Company. The Company will cancel the returned shares.

13.  Unaudited Pro Forma Information

     Pro forma balance sheet

     Upon completion of the Company's IPO, all shares of the Company's convertible preferred stock and certain debt, accrued interest and warrants will convert into Common Stock of the Company. The unaudited pro forma balance sheet has been presented assuming such conversions had occurred on June 30, 1998 and reflects the following items: (i) conversion of the series A, B, B-1 & C convertible preferred stock; (ii) the recording of a dividend of $678,806 to the holders of the Series B & C convertible preferred stock based upon the fair value of the additional shares received upon conversion due to the change in conversion rates described in Note 12;
     (iii) the return and cancellation of common

DIGITAL LAVA INC.

Notes to Financial Statements
--------------------------------------------------------------------------------


     stock by officers of the Company described in Note 12; (iv) the Note Conversions described in Note 12 and the recording of an extraordinary loss on the extinguishment of debt in the amount of $3,384,882 based upon the difference between the fair value of (a) the notes, accrued interest and warrants returned to the Company, and (b) the common stock issued in exchange; and (v) the Warrant Conversions.

     For the periods ended December 31, 1997 and June 30, 1998, the pro forma basic and diluted loss per share reflecting the recapitalization would have been $(4.11) and $(1.14), respectively. The pro forma weighted average shares outstanding at December 31, 1997 and June 30, 1998 would have been 1,834,867 and 2,035,326, respectively.

[Back cover page]

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this Prospectus. You must not rely on any unauthorized information. This Prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this Prospectus is current only as of the date of this Prospectus.



                                      LOGO

                                DIGITAL LAVA INC.

                                 1,200,000 UNITS

                     (EACH UNIT CONSISTING OF TWO SHARES OF
                    COMMON STOCK AND ONE REDEEMABLE WARRANT)



                         SECURITY CAPITAL TRADING, INC.

                               ___________, 1998.



Until ____________, 1998 (25 days after the date of this Prospectus) all dealers that buy, sell or trade these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article __ of the Registrant's Bylaws provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Certificate of Incorporation provides for such limitation of liability.

     The Registrant intends to obtain directors, and officers, insurance providing indemnification for certain of the Registrant's directors, officers and employees for certain liabilities.

     Reference is also made to the Underwriting Agreement to be filed as Exhibit
1.1 to the registration Statement for information concerning the Underwriters' obligation to indemnify the registrant and its officers and directors in ceratin circumstances.

Item 25. Other Expenses of Issuance and Distribution.

SEC Registration Fee                                                    $ 11,867
American Stock Exchange Listing Fee                                     $ 32,500
NASD Filing Fee                                                         $  4,768
Accounting Fees and Expenses*                                           $175,000
Printing and Engraving*                                                 $ 60,000
Legal Fees and Expenses*                                                $175,000
Blue Sky Fees and Expenses*                                             $ 20,000
Transfer Agent and Registrar Fees*                                      $  5,000
Miscellaneous Expenses*                                                 $ 15,865
                                                                        --------
Total                                                                   $500,000
                                                                        ========

-----------
*  Estimated.

Item 26. Recent Sales of Unregistered Securities.

     The following discussion gives retroactive effect to the one for 9.01 reverse stock split and the recapitalization to be effected immediately prior to the completion of this offering. Since its organization in July 1995, the Company has sold and issued the following unregistered securities in transactions which were exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Securities Act, as they were transactions not involving a public offering:

     In July 1995, the Company issued an aggregate of 811,797 shares of Common Stock to Roger Berman, James Stigler, Thomas Stigler and Kenneth Mendoza for nominal consideration in connection with the formation of the Company.

     From August 1995 to June 1996, the Company sold an aggregate of 200,826 shares of Common Stock to 19 accredited investors and 7 non-accredited investors for $686,599 in cash.

     In March and April 1996, the Company issued an aggregate of 17,557 shares of Common Stock to two consultants and its legal counsel, Eilenberg & Zivian, in consideration for services performed for the Company.

     In September 1996, in connection with a $450,000 bridge financing completed in such month, the Company issued warrants to purchase an aggregate of 70,128 shares of Common Stock to two accredited investors.

     In November 1996, the Company issued 101,475 shares of Common Stock to Joshua Sharfman, Chief Executive Officer of the Company, in consideration for services performed for the Company.

     In November 1996 and January 1997, the Company issued warrants to purchase an aggregate of 23,543 shares of Common Stock to Eilenberg & Zivian in consideration for services performed for the Company.

     In May 1997, in connection with the issuance of an aggregate principal amount of $187,500 of promissory notes, the Company issued warrants to purchase an aggregate of 20,813 shares of Common Stock to five accredited investors.

     In May 1997, in connection with a $817,500 bridge financing completed in April and May 1997, the Company issued warrants to purchase an aggregate of 46,368 shares of Common Stock to three finders.

     In July 1997, in connection with the issuance of an aggregate principal amount of $200,000 of promissory notes, the Company issued warrants to purchase an aggregate of 23,932 shares of Common Stock to four accredited investors.

     In July 1997, in connection with a $902,000 bridge financing completed in June and July 1997, the Company issued warrants to purchase an aggregate of 16,191 shares of Common Stock to three finders.

     In February 1998, in connection with the issuance of an aggregate principal amount of $775,000 of promissory notes, the Company issued warrants to purchase an aggregate of 91,151 shares of Common Stock to nine accredited investors.

     In February 1998, in connection with a $1,750,000 bridge financing completed from December 1997 to February 1998, the Company issued warrants to purchase an aggregate of 48,330 shares of Common Stock to two finders.

     In May 1998, the Company issued warrants to purchase an aggregate of 11,100 shares of Common Stock to a consultant in consideration for services performed for the Company.

     In September 1998, the Company issued warrants to purchase an aggregate of 22,199 shares of Common Stock to a finder in consideration for such finder's release of any claims against the Company under the finder's agreement with the Company.

     In October 1998, the Company issued warrants to purchase an aggregate of 20,000 shares of Common Stock to a consultant in consideration for services performed for the Company.

     In January 1998 and October 1998, the Company issued warrants to purchase an aggregate of 13,319 shares of Common Stock to a consultant in consideration for services performed for the Company.

     In connection with the recapitalization to be completed immediately prior to the completion of the offering, the Company will issue an aggregate of 789,600 shares of Common Stock to holders of an aggregate principal amount of $2,632,000 of promissory notes in exchange for one-half of the outstanding principal of their notes, the accrued interest on such notes and the warrants received in connection with the issuance of such notes.

     In connection with the recapitalization to be completed immediately prior to the completion of the offering, the Company will issue an aggregate of 32,503 shares of Common Stock to holders of an aggregate principal amount of $975,000 of promissory notes in exchange for outstanding warrants to acquire 114,667 shares of Common Stock received in connection with the issuance of such notes.


Item 27.          Exhibits.

Exhibit
Number            Description of Exhibits
--------          -----------------------

1(a)    Form of Underwriting Agreement

1(b)*   Form of Finder's Agreement

3(a)* Amended and Restated Certificate of Incorporation, in effect as of the date hereof

3(b)*   Form of Amendment to Amended and Restated Certificate of Incorporation

3(c)*   Form of Amended and Restated Certificate of Incorporation

3(d)    Bylaws of the Company, in effect as of the date hereof

3(e)*   Form of Amended and Restated Bylaws of the Company

4(a)    Form of Common Stock Certificate

4(b)*   Form of Warrant Agreement

4(c)*   Form of Representative's Warrant Agreement

4(d)    1996 Incentive and Non-Qualified Stock Option Plan (1)

4(e) Warrant Agreement dated as of September 30, 1996 between the Company and Millenium Capital Management (2)

4(f) Warrant Agreement dated as of September 30, 1996 between the Company and Miracle Investments Co. (2)

4(g) Registration Rights Agreement between the Company, Miracle Investments Co. and Millenium Capital Management

4(h) Warrant Agreement dated November 1, 1996 between the Company and Eilenberg & Zivian(2)(3)

4(i) Warrant Agreement dated January 27, 1997 between the Company and Eilenberg & Zivian (2)(3)

4(j) Warrant Agreement dated May 30, 1997 between the Company and certain investors and finders(2)

4(k) Registration Rights Agreement dated May 30, 1997 between the Company and certain investors and finders

4(l) Letter Agreement dated October 6, 1998 between the Company and certain investors

4(m) Warrant Agreement dated July 11, 1997 between the Company and certain investors and finders(2)

4(n) Registration Rights Agreement dated July 11, 1997 between the Company and certain investors and finders

4(o)*   Warrant Agreement between the Company and Schwartz Communications

4(p) Warrant Agreement dated February 19, 1998 between the Company and certain investors and finders (2)

4(q) Registration Rights Agreement dated February 19, 1998 between the Company and certain investors and finders

4(r) Form of Promissory Note dated February 19, 1998 between the Company and certain investors

4(s) Warrant Agreement dated May 1, 1998 between the Company and The Whitestone Group (2)

4(t) Registration Rights Agreement dated May 1, 1998 between the Company and The Whitestone Group

4(u) Letter Agreement between the Company and certain investors and finders dated July 15, 1998

4(v) Letter Agreement between the Company and certain investors and finders dated July 16, 1998

4(w) Letter Agreement between the Company and certain investors and finders dated July 29, 1998

4(x) Warrant Agreement dated as of October 7, 1998 between the Company and certain consultants

4(y) Registration Rights Agreement dated as of October 7, 1998 between the Company and certain consultants

4(z) Letter Agreement as of October 7, 1998 between the Company and certain investors

4(aa) Amended and Restated Option Agreement dated as of May 1, 1998 between the Company, Judson Cooper and certain founders of the Company (2)

4(ab) Amended and Restated Option Agreement dated as of May 1, 1998 between the Company, E&Z Investments and certain founders of the Company (2)

4(ac)*  Warrant Agreement between the Company and United Resources Partners

5(a)*   Opinion of Ehrenreich Eilenberg Krause & Zivian LLP

10(a) Employment Agreement dated September 1, 1998 between the Company and Thomas Stigler

10(b) Employment Agreement dated September 1, 1998 between the Company and Joshua D.J. Sharfman

10(c) Consulting Agreement dated September 1, 1998 between the Company and Roger Berman

10(d) Consulting Agreement dated September 1, 1998 between the Company and Dr. James Stigler

10(e) Consulting Agreement dated September 1, 1998 between the Company and Prism Ventures LLC

23(a)* Consent of Ehrenreich Eilenberg Krause & Zivian LLP (included in opinion filed as Exhibit 5(a))

23(b)   Consent of PricewaterhouseCoopers LLP

24(a) Power of Attorney (included in Part II of the Registration Statement under the caption "Signatures")

27(a)   Financial Data Schedule

-------------------

*    To be filed by amendment

1 Does not reflect increase in number of shares issuable under the Plan pursuant to resolution of Board of Directors.

2 These agreements were entered into prior to the reverse split of the Company's Common Stock and, therefore, do not reflect such reverse split.

3 These warrant agreements do not reflect exercise price changes made pursuant to resolutions of the Board of Directors.

Item 28. Undertakings.

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned Registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant in all instances will provide to the Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (c) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the undersigned Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of the registration statement as of the time it was declared effective; and

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) The undersigned Registrant hereby undertakes that it will:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 23rd day of October, 1998.

                                       DIGITAL LAVA INC.


                                       By: /s/ Joshua D.J. Sharfman
                                           -------------------------------
                                           Joshua D.J. Sharfman
                                           Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates set forth opposite their names. Each person whose signature appears below hereby authorizes each of Joshua D.J. Sharfman and Danny Gampe and each with full power of substitution, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this Registration Statement, and any registration statement relating to any offering made in connection with the offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate, and appoints each of Joshua D.J. Sharfman and Danny Gampe, each with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith.

Signatures                    Title                             Date
----------                    -----                             ----


/s/ James Stigler
-------------------------
    James Stigler             Chairman and Director             October 23, 1998

/s/ Danny Gampe
-------------------------
    Danny Gampe               Chief Financial Officer           October 23, 1998
                              (Principal Financial and
                              Accounting Officer)

/s/ Roger Berman
-------------------------
    Roger Berman              Director                          October 23, 1998


/s/ Thomas Stigler
-------------------------
    Thomas Stigler            Director                          October 23, 1998


/s/ Gerald Porter
-------------------------
    Gerald Porter             Director                          October 23, 1998

/s/ Joshua D.J. Sharfman
-------------------------
    Joshua D.J. Sharfman      Chief Executive Officer           October 23, 1998
                              and Director (Principal
                              Executive Officer)